                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-74997

                          1,200,000 SHARES COMMON STOCK

                     113,330 COMMON STOCK PURCHASE WARRANTS

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                           A BANK HOLDING COMPANY FOR
                   CITIZENS NATIONAL BANK OF SOUTHWEST FLORIDA
                            A PROPOSED NATIONAL BANK


         We are Citizens Bancshares of Southwest Florida, Inc., and we are offering 1,200,000 shares of our common stock at $10.00 per share to raise capital to form and capitalize Citizens National Bank of Southwest Florida, a proposed national bank.

         We will deposit all subscription funds in an escrow account until we receive subscriptions for 1,000,000 shares. If we do not receive subscriptions for 1,000,000 shares by August 17, 1999, we will terminate the offering and promptly return all subscription funds to subscribers, along with any interest earned on the funds. We may, however, at our option and without giving notice to subscribers, extend the offering for three consecutive 90-day periods until May 13, 2000. We may reject all or part of any subscription for any reason. Investors must purchase a minimum of 500 shares and may purchase up to 20,000 shares.

         We are conducting this offering through several of our directors and officers. These individuals will devote appropriate time and energy to marketing and selling the shares, but there is no guarantee that we will be able to sell the 1,000,000 shares necessary to complete the offering.

         At the $10.00 offering price, we will receive total proceeds of between $10,000,000 and $12,000,000 in this offering. Because there is no underwriter involved in this offering and the directors and officers who will be selling the shares will not receive any commissions, we will receive the full proceeds of this offering.

         We will also be issuing to our organizers an aggregate of 113,330 warrants to purchase shares of our common stock.

         There is currently no public market for our common stock.


         INVESTING IN THESE SECURITIES INVOLVES RISK. WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE MAKING YOUR INVESTMENT DECISION.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

 THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT
        INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.


                  The date of this prospectus is May 19, 1999

                               PROSPECTUS SUMMARY

         This summary highlights some of the information contained in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                   THE COMPANY

         We plan to operate as a bank holding company and to be the sole shareholder of Citizens National Bank of Southwest Florida, a proposed national bank. We will use the proceeds of this offering primarily to purchase all of the common stock to be issued by Citizens Bank. This will provide Citizens Bank sufficient capital to pay its pre-opening and organizational expenses and to begin operations. Citizens Bank will operate as a full service community bank emphasizing prompt, personalized customer service to meet the financial needs of individuals and small to medium-sized businesses in and around western Collier County, Florida. We anticipate that we will receive all necessary regulatory approvals and be able to begin operations of Citizens Bank in June of 1999. The main office of Citizens Bancshares and Citizens Bank will be located in the Park Shore area of Naples in Collier County, Florida. The address of our operations office, which is located adjacent to the site of our future main office, is 3411 Tamiami Trail North, Suite 200, Naples, Florida 34103, and our telephone number is (941) 643-4646.

                                  THE OFFERING

Securities Offered.............     1,200,000 shares of common stock and 113,330
                                    warrants. To complete this offering, we must
                                    sell a minimum of 1,000,000 shares. Each
                                    investor must purchase a minimum of 500
                                    shares and may purchase a maximum of 20,000
                                    shares. We may, however, waive these minimum
                                    and maximum subscription amounts in our sole
                                    discretion. The stock purchase warrants will
                                    be issued to the organizers of Citizens
                                    Bancshares and Citizens Bank. Each warrant
                                    entitles the holder to purchase one share of
                                    common stock at an exercise price of $10.00.
                                    See "Terms of the Offering" at page 7.

Common Stock to be Outstanding
after this Offering............     Between 1,018,000 and 1,218,000 shares,
                                    excluding the 113,330 shares of common stock
                                    issuable upon exercise of the warrants.

Price to Public................     $10.00 per share.


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

Offering Conditions............     This offering is subject to the following
                                    conditions:

                                    -  investors must subscribe for a total of
                                       at least 1,000,000 shares

                                    -  the Federal Reserve Board must approve
                                       our application to become a bank holding company

                                    -  the FDIC must approve Citizens Bank's
                                       application for deposit insurance

                                    - we must not have canceled this offering, which we reserve the right to do at any time before we withdraw funds from the subscription escrow account

Escrow Arrangements............     Until the offering conditions are satisfied,
                                    we will deposit all subscription funds in a
                                    subscription escrow account with First
                                    National Bank of Naples. If the offering
                                    conditions are not satisfied by August 17,
                                    1999, we will promptly return all
                                    subscription funds, along with any interest
                                    earned on the subscription funds, to the
                                    subscribers.

                                    If all of the offering conditions are
                                    satisfied, the escrow agent will at that time release the subscription funds to us and the escrow account will be closed. Any subscription funds we receive after the offering conditions have been satisfied will be immediately available to us. See "Terms of The Offering -- Escrow of Subscription
                                    Funds" at page 8.

Plan of Distribution...........     Several of our directors and officers will
                                    market the common stock. Although these
                                    individuals will devote appropriate time and
                                    energy to marketing and selling the shares,
                                    there is no guarantee that the required
                                    minimum of 1,000,000 shares will be sold.
                                    These individuals will not receive any
                                    commissions on the sales. If the offering
                                    conditions are not satisfied by August 17,
                                    1999, we may engage an underwriter to sell
                                    the shares. The underwriter would receive a
                                    commission on sales which would not exceed
                                    10%. See "Terms of The Offering-- Plan of
                                    Distribution" at page 10.

Use of Proceeds................     We will use the proceeds of this offering to
                                    pay expenses associated with the
                                    organization of Citizens Bancshares and
                                    Citizens Bank, to pay expenses associated
                                    with this offering, and to purchase all of
                                    the issued and outstanding capital stock of
                                    Citizens Bank. Citizens Bank will, in turn,
                                    use the proceeds from the sale of its stock
                                    to begin its operations. See "Use of
                                    Proceeds" at page 11.

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

         IF WE FAIL TO RECEIVE NECESSARY REGULATORY APPROVALS, YOU COULD LOSE A PORTION OF YOUR INVESTMENT. If and when the stock subscription funds are released from the subscription escrow account, we will use a portion of the funds to pay start-up expenses. If we then fail to receive final regulatory approval, we would seek to dissolve and liquidate Citizens Bancshares. Upon liquidation, we would return to subscribers all subscription funds, with any interest earned on the funds, less all expenses we had incurred. See "Terms of the Offering -- Failure of Bank to Open for Business" at page 9.

         WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE SUCCESS. Citizens Bank, which initially will be the sole subsidiary of Citizens Bancshares, is in organization, and neither Citizens Bank nor Citizens Bancshares has any operating history on which to base any estimate of future performance. Although we anticipate that Citizens Bank will open for business in June of 1999, we can offer no assurance as to when, if at all, Citizens Bank will open. In addition to the possibility that we will fail to receive final regulatory approval to begin banking operations, our business is subject to the risks inherent in the establishment of any new business enterprise. Because of our lack of operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution with an operating history.

         WE WILL INCUR SUBSTANTIAL START-UP EXPENSES AND WE DO NOT EXPECT TO BE PROFITABLE FOR SEVERAL YEARS. Initially, we will merely act as the sole shareholder of Citizens Bank. Thus, our profitability will be dependent upon the successful operation of Citizens Bank. Although we anticipate that Citizens Bank will open for business in June of 1999, we can offer no assurance as to when, if at all, Citizens Bank will open. Any delay in opening for business will increase our pre-opening expenses and postpone our realization of potential revenues. Such a delay would cause our accumulated deficit to increase as a result of continuing operating expenses, including lease payments, salaries and other administrative expenses. Once it begins operations, Citizens Bank will incur losses unless and until its deposit base develops to a level where it is able to generate significant loan-related and other income to offset operating expenses. Typically, new banks are not profitable in the first year of operation and sometimes are not profitable for several years. We will incur substantial expenses operating Citizens Bank, and we can offer no assurance that Citizens Bank will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry.

         WE WILL BE COMPETING IN COLLIER COUNTY, FLORIDA WITH MANY OTHER, LARGER, FINANCIAL INSTITUTIONS. Citizens Bank will be a full service community bank in Collier County, Florida. Competition among financial institutions in Collier County is intense, and we will compete with other state and national banks, savings and loan associations, consumer finance companies, credit unions, money market mutual funds, and other financial institutions which have far greater financial resources than are available to us. Our relatively small size may impact our ability to compete effectively with these larger institutions in offering financial services. In addition, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has further increased competition by eliminating interstate branching barriers for certain financial institutions, making it easier for out-of-state financial institutions to more easily access the market to be served by Citizens Bank. If we are unable to successfully compete for deposit, loan and other banking customers effectively, this inability would have an adverse effect on our potential for growth and profitability. See "Business of Citizens Bank -- Market Area and Competition" at page 15.



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

         IF OUR PROPOSED CHIEF EXECUTIVE OFFICER, MICHAEL MCMULLAN, WERE TO BECOME UNAVAILABLE, IT COULD DELAY OR PREVENT THE OPENING OF CITIZENS BANK. Regulatory approval to establish and operate a national bank partially depends upon the approval by the Office of the Comptroller of the Currency (OCC) of the bank's proposed chief executive officer. Generally, the chief executive officer of a start-up financial institution is considered vital to the potential success of the new institution. In our charter application to the OCC, we proposed Michael McMullan as Citizens Bank's chief executive officer. If Mr. McMullan were to become unavailable for any reason, final regulatory approval to begin banking operations would be delayed until the OCC approved a suitable replacement. It is possible that we would not be able to find a suitable replacement for Mr. McMullan. See "Management" at page 25.

         INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS. Our results of operations, like those of most other banks and bank holding companies, will be significantly affected by changes in market interest rates. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on interest-bearing assets, such as loans, and the interest paid on interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could have a material effect on our earnings. See "Business of Citizens Bank -- Asset/Liability Management" at page 18.

         OUR RELATIVELY LOW LENDING LIMIT MAY LIMIT OUR GROWTH. At least during our first years of operation, our legally mandated lending limit will be lower than that of many of our competitors because during this period we will have less capital than many of our competitors. Initially, we will have a legal lending limit for unsecured loans of up to $1,455,000 to any one borrower. This relatively low lending limit may discourage potential borrowers who have greater borrowing needs, which may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed.

         CITIZENS BANK'S LOAN PORTFOLIO WILL INCLUDE COMMERCIAL LOANS, WHICH WE BELIEVE TO BE SOMEWHAT RISKIER THAN RESIDENTIAL AND CONSUMER LOANS. We anticipate that approximately 15% of Citizens Bank's loan portfolio will consist of commercial loans to small- and medium-sized businesses and to professionals. The value of the collateral held by Citizens Bank as a measure of safety against loss is more volatile in this loan category than in the categories of real estate and consumer loans.

         BOTH CITIZENS BANCSHARES AND CITIZENS BANK WILL OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND WILL BE SUBJECT TO SUPERVISION AND EXAMINATION BY SEVERAL REGULATORY AGENCIES. As a bank holding company, Citizens Bancshares will be subject to regulation and supervision by the Federal Reserve Board. As a national bank, Citizens Bank will be subject to regulation and supervision primarily by the OCC and, to a lesser extent, by the FDIC. Both Citizens Bancshares and Citizens Bank will be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. In particular, legislation and regulations deregulating the banking industry and allowing interstate expansion of financial services firms could adversely affect our business along with that of the entire banking industry. See "Supervision and Regulation" at page 21.

         OUR SUCCESS WILL DEPEND SIGNIFICANTLY UPON GENERAL ECONOMIC CONDITIONS IN COLLIER COUNTY. A prolonged economic dislocation or recession affecting Collier County could cause Citizens Bank's non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters such as hurricanes, floods or tornadoes, or a prolonged downturn in various industries upon which the economy of Collier County depends.

         THE OPERATION OF CITIZENS BANK MAY IN THE FUTURE REQUIRE MORE CAPITAL THAN WE WILL RAISE IN THIS OFFERING. Although we anticipate that the $10,000,000 minimum amount of capital to be raised by this offering will be sufficient to support Citizens Bank's capital needs for the next five years, we may in the future need to obtain additional capital to comply with regulatory capital requirements. We can give no assurance that we will be able to access the capital markets in the future in order to obtain additional capital. See "Supervision and Regulation" at page 21.

         IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR SHARES. Since the size of the offering is relatively small, it is unlikely that an active and liquid trading market will develop and be maintained. You should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. At this time, we do not intend to list the common stock on any national securities exchange or on the Nasdaq Stock Market.

         WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR AT LEAST SEVERAL YEARS. We intend to retain our future earnings, if any, to enhance Citizens Bank's capital structure or to defray its operating costs. Dividend distributions of national banks are restricted by statute and regulation. Our future dividend policy will depend on the earnings, capital requirements, financial conditions and other factors considered relevant by our board of directors. See "Dividend Policy" at page 13.

         THE OFFERING PRICE WAS ARBITRARILY SET BY THE ORGANIZERS AND MAY NOT ACCURATELY REFLECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK. There is no established market for the common stock or the warrants, nor was there an established market prior to this offering. The offering price was arbitrarily determined by the organizers, and does not bear any relationship to Citizens Bancshares' assets, book value, net worth, or any other recognized criteria of value. In determining the offering price of the common stock, the organizers considered the OCC bank capital requirements and general market conditions for the sale of securities.

         MANAGEMENT WILL BE ABLE TO VOTE A SIGNIFICANT PORTION OF THE OUTSTANDING SHARES OF COMMON STOCK FOLLOWING THE OFFERING, AND THERE MAY BE INSTANCES IN WHICH THE INTERESTS OF MANAGEMENT ARE DIFFERENT FROM THE INTERESTS OF OTHER SHAREHOLDERS. Upon completion of the minimum offering, the directors and executive officers will own a total of 181,500 shares, which will equal 17.8% of the 1,018,000 shares then issued and outstanding. The maximum number of shares that may be purchased by a single investor is 20,000 shares, or 2.0% of the number of shares to be outstanding upon completion of the minimum offering, although we reserve the right to waive this maximum. If management were to act together, they could have significant influence over the outcome of any stockholder vote. For example, this voting power could enable management to deter or prevent takeover attempts that you would like to see happen. See "Management" at page 25.

         CITIZENS BANCSHARES WILL ISSUE THE ORGANIZERS OF CITIZENS BANCSHARES AND CITIZENS BANK WARRANTS TO PURCHASE SHARES OF CITIZENS BANCSHARES COMMON STOCK, WHICH IF EXERCISED, WOULD REDUCE YOUR PERCENTAGE OWNERSHIP AND WOULD INCREASE THE ORGANIZERS' CONTROL OF THE COMPANY AND THE BANK. In consideration of their efforts in organizing Citizens Bancshares and Citizens Bank and the attendant personal financial risks assumed by them, Citizens Bancshares will issue to the organizers warrants to purchase an aggregate of 113,330 shares of Citizens Bancshares common stock. The warrants will be exercisable at a price of $10.00 per share and will expire at the end ten years. See "Terms of the Offering -- Grant of Warrants to Organizers" at page 9.

         OUR ARTICLES OF INCORPORATION CONTAIN PROVISIONS WHICH COULD SERVE TO DETER OR PREVENT TAKE-OVER ATTEMPTS BY A POTENTIAL PURCHASER OF SHARES OF OUR COMMON STOCK WHO WOULD BE WILLING TO PAY A PREMIUM OVER THE MARKET PRICE. The Articles of Incorporation of Citizens Bancshares contain provisions which give the board of directors the ability to deter or prevent a merger with, or a sale of control to, a third party, even if the owners of a majority of the common stock were to favor of such a transaction. Our Articles of Incorporation authorize the board of directors to issue a series of preferred stock without shareholder action. Such an issuance of preferred stock could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in Citizens Bancshares, and could adversely affect the voting power or other rights of holders of the common stock. In addition, the Articles of Incorporation establish a board of directors classified such that only one-third of the members of our board of directors is elected each year and each director serves for a term of three years. These provisions make it difficult for a third party to achieve a change in control of Citizens Bancshares through the acquisition of a large block of common stock without approval of the board of directors. As a result of these anti-takeover provisions, you may be deprived of opportunities to sell some or all of your shares at prices exceeding market prices. See "Description of Capital Stock -- Anti-Takeover Provisions" at page 33.

         IT IS POSSIBLE THAT OUR COMPUTER SYSTEMS, OR THOSE OF OUR DATA PROCESSING VENDOR OR LOAN CUSTOMERS, WILL FAIL TO OPERATE PROPERLY BEGINNING JANUARY 1, 2000. As the year 2000 approaches, an important business issue has emerged regarding existing application software programs and operating systems. Many existing application software products were designed to accommodate a two-digit year. For example, "98" is stored on the system to represent 1998. As a result, any computer programs or equipment that are date dependent may, for example, recognize a date stored as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing a significant disruption of operations. We will utilize a third party vendor to provide primary banking applications for Citizens Bank, including its core processing systems. If we, our data processing vendor, or our loan customers do not successfully and timely achieve Year 2000 compliance, our business, future prospects, financial condition or results of operations could be materially adversely affected. See "Business of Citizens Bank--Year 2000" at page 19.

         This prospectus contains forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When reading these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those described in any forward-looking statement.

                                   THE COMPANY

         Citizens Bancshares was incorporated under the laws of the State of Florida on September 15, 1998, to operate as a bank holding company under the federal Bank Holding Company Act of 1956. Citizens Bancshares will use the proceeds of this offering to purchase all of the authorized capital stock of Citizens Bank, which will conduct a general banking business in Collier County, Florida. All of the organizers reside in Collier County and all of the organizers will serve on the initial board of directors of both Citizens Bancshares and Citizens Bank. See "Management."

         On May 6, 1999, Citizens Bancshares received approval of its application with the Federal Reserve Board to become a bank holding company. After completing the purchase of all of the issued and outstanding capital stock of Citizens Bank, Citizens Bancshares will be a registered bank holding company subject to regulation by the Federal Reserve Board. See "Supervision and Regulation." It is anticipated that Citizens Bank will open for business in June of 1999, or as soon thereafter as practicable.

         Citizens Bancshares has purchased a former NationsBank branch office located at 3401 Tamiami Trail North, Naples, Florida 34103. This facility will serve as the main office of Citizens Bank and of Citizens Bancshares. Citizens Bancshares has also leased office space adjacent to the main office to serve as an operations office for both Citizens Bancshares and Citizens Bank. See "Business of Citizens Bancshares -- Premises." Citizens Bancshares' telephone number is (941) 643-4646.

                              TERMS OF THE OFFERING


GENERAL

         Citizens Bancshares is offering 1,200,000 shares of its common stock for cash at a price of $10.00 per share. Investors must purchase a minimum of 500 shares and may purchase a maximum of 20,000 shares, or 1.67% of the total number of shares being offered. The minimum and maximum subscription amounts may be waived by Citizens Bancshares in its sole discretion. The purchase price shall be paid in full upon execution and delivery of a subscription agreement. All subscriptions tendered by investors are subject to acceptance by the board of directors of Citizens Bancshares, and Citizens Bancshares reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Subscriptions which are rejected by Citizens Bancshares will be returned to the subscriber without interest. Any investor whose subscription is reduced by Citizens Bancshares may withdraw his or her subscription within ten days after being notified of such reduction by Citizens Bancshares. Citizens Bancshares reserves the right to cancel this offering for any reason whatsoever at any time prior to the time it withdraws funds from the subscription escrow account.

         Citizens Bancshares will also be issuing 113,330 stock purchase warrants to its organizers. The warrants will be exercisable for a period of ten years, beginning on the date Citizens Bank opens for business, at an exercise price of $10.00 per share.

         Prior to this offering there has been no established public market for the shares of the common stock or the warrants and we can offer no assurance that an established market for the common stock will develop. The offering price of the common stock has been arbitrarily determined and is not a reflection of Citizens Bancshares' book value, net worth or any other recognized criteria of value. In determining the offering price, the organizers considered the capital requirements imposed by the OCC and the general market conditions for the sale of the securities. There can be no assurance that, if a market should develop for the common stock, the post-offering market price will equal or exceed the offering price.

CONDITIONS OF THE OFFERING

         This offering will expire at 5:00 p.m. Eastern Time 90 days from the date of this prospectus, on August 17, 1999, unless the offering is extended by Citizens Bancshares. The expiration date may be extended by Citizens Bancshares without notice to subscribers for up to three consecutive 90-day periods, or not later than May 13, 2000. The offering is expressly conditioned upon fulfillment of the following conditions on or prior to the expiration date, as extended. The offering conditions, which may not be waived, are as follows:

         (a) at least $10,000,000 must be deposited with the escrow agent in the subscription escrow account;

         (b) the Federal Reserve Board must approve Citizens Bancshares' application to become a bank holding company;

         (c) the FDIC must approve Citizens Bank's application for deposit insurance; and

         (d) Citizens Bancshares must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

ESCROW OF SUBSCRIPTION FUNDS

         Until the offering conditions above have been satisfied, Citizens Bancshares will place all subscription funds and documents tendered by investors in an escrow account with First National Bank of Naples. The escrow agreement, a copy of which is included in this prospectus at Appendix A, provides that the escrow agent will release all subscription funds, along with any interest earned on the funds, to Citizens Bancshares at such time Citizens Bancshares certifies to the escrow agent that all of the offering conditions have been met. The subscription funds will not be insured by the FDIC or any other governmental agency.

         Pending disposition of the subscription escrow account, the escrow agent is authorized, upon instructions to be given by Polly M. Rogers, the President of Citizens Bank, to invest subscription funds in investments of the United States Government and United States Government-backed securities. Citizens Bancshares will invest the subscription funds and any additional funds obtained after breaking escrow and prior to the time that Citizens Bancshares purchases the common stock of Citizens Bank in a similar manner.

         If the offering conditions are not satisfied by the expiration date, the escrow agent will promptly return to the subscribers their proportionate share of the funds from the escrow account. Citizens Bancshares will also return to the subscribers their proportionate share of any interest earned on the funds. If the offering conditions are not satisfied, the expenses incurred by Citizens Bancshares will be borne by the organizers and not by the subscribers.

         No assurance can be given that subscription funds can or will be invested at the highest rate of return available or that any profits will be realized from the investment of subscription funds.

         If all of the offering conditions are satisfied, and Citizens Bancshares withdraws the subscription funds from the subscription escrow account, any and all profits and earnings on the escrow account will belong to Citizens Bancshares.

         First National Bank of Naples, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of securities of Citizens Bancshares by any person.

FAILURE OF BANK TO OPEN FOR BUSINESS

         The OCC requires that a new national bank receive final approval of its charter and open for business within eighteen months after receiving preliminary approval from the OCC. The organizers received preliminary approval to charter Citizens Bank on February 12, 1999. The organizers anticipate that Citizens Bank will open for business in June of 1999, or as soon thereafter as is practicable. Because final approval of Citizens Bank's charter is conditioned on Citizens Bancshares raising $9,700,000 of funds to capitalize Citizens Bank, Citizens Bancshares expects to issue the shares of common stock before Citizens Bank has obtained all final regulatory approvals. If Citizens Bancshares issues the shares of common stock and the OCC does not grant Citizens Bank final regulatory approval to open for business within eighteen months of Citizens Bank's receipt of preliminary approval from the OCC, Citizens Bancshares will solicit shareholder approval to dissolve and liquidate the company. If this were to occur, Citizens Bancshares would return to subscribers all subscription funds together with any interest earned thereon, less all expenses incurred by Citizens Bancshares, including the expenses of this offering and the organizational and pre-opening expenses of Citizens Bancshares and Citizens Bank. Therefore, if Citizens Bancshares and Citizens Bank do not receive final regulatory approvals, subscribers whose funds were originally placed in escrow and subscribers whose funds were immediately available to Citizens Bancshares face the risk of loss of a portion of their subscription funds. It is possible that this return may be further reduced by amounts paid to satisfy claims of creditors, as discussed in the following paragraph.

         Once Citizens Bancshares issues the shares of common stock, the offering proceeds will be considered part of general corporate funds and thus may be subject to the claims of creditors of Citizens Bancshares, including claims against Citizens Bancshares that may arise out of actions of Citizens Bancshares' officers, directors or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering prior to Citizens Bank's opening for business. If such an attachment occurred and it became necessary to pay the offering proceeds to the shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed, and if it became necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS OF CITIZENS BANCSHARES

         Upon completion of the minimum offering, the directors and executive officers will own 181,500 shares of Citizens Bancshares' common stock, or 17.8% of the 1,018,000 shares to be then issued and outstanding. The directors and executive officers have represented to Citizens Bancshares that these purchases will be made for investment purposes only and not with a view to resell the shares. See "Management."

GRANT OF WARRANTS TO ORGANIZERS

         In consideration of their efforts in organizing Citizens Bancshares and Citizens Bank and the attendant personal financial risks assumed by them, the organizers will be issued warrants as of the date Citizens Bank opens for business to purchase an aggregate of 113,330 shares of Citizens Bancshares common stock.

         The warrants will be granted to the organizers in recognition of the financial risk they have undertaken in connection with the organizational expenses of this project and of the time expended and devoted to this organizational effort, including attendance at weekly meetings over a period of several months. Each of the organizers has personally guaranteed the line of credit obtained from NationsBank, N.A. The warrants will provide the organizers with the opportunity to profit from any future increase in the market value of the common stock. Twenty percent of the warrants issued to each organizer will become exercisable on the date that Citizens Bank opens for business and twenty percent will become exercisable on each of the four succeeding anniversaries of the date Citizens Bank opens for business. The warrants will have an exercise price of $10.00 per share and all of the warrants will expire ten years from the date Citizens Bank opens for business. The following table sets forth the number of shares underlying the warrants to be issued to each of the organizers:

                                                           Shares
                                                         Underlying
                       Organizer                          Warrants
                       ---------                         ----------

                       Joe B. Cox..........                13,333

                       Earl L. Frye........                13,333

                       Stanley W. Hole.....                 6,666

                       John B. James.......                13,333

                       LaVonne Johnson.....                13,333

                       Luc C. Mazzini......                13,333

                       Polly M. Rogers.....                13,333

                       Bernard L. Turner...                13,333

                       Lorenzo Walker......                13,333

PLAN OF DISTRIBUTION

         Citizens Bancshares may cancel this offering for any reason at any time prior to the release of subscription funds from the subscription escrow account, and accepted subscriptions are subject to cancellation in the event that Citizens Bancshares elects to cancel the offering in its entirety. If the offering conditions have not been satisfied by the expiration date, this offering will be terminated and subscription funds promptly returned to the subscribers, together with their allocated share of profits, if any, earned on the investment of the subscription funds as described above. See "Terms of the Offering -- Escrow of Subscription Funds."

         Shares of the common stock of Citizens Bancshares will be marketed exclusively through a number of the directors and officers of Citizens Bancshares, none of whom will receive any commissions or other form of remuneration based on the sale of the shares. However, if the offering conditions have not been satisfied by August 17, 1999, Citizens Bancshares may engage an underwriter to sell the shares and the underwriter would receive a commission based upon the sales. It is anticipated that commissions paid to the underwriter would not exceed 10% of the $10.00 per share sales price and that other expenses of the underwriting would not exceed an aggregate of $50,000.

         Subscriptions to purchase shares of common stock can be made by completing the subscription agreement attached to this prospectus at page B-1 and delivering the same to Citizens Bancshares at 3411 Tamiami Trail North, Suite 200, Naples, Florida 34103 or mailing the same in the enclosed self-addressed, stamped envelope. Full payment of the purchase price must accompany the subscription. Unless otherwise agreed by Citizens Bancshares, all subscription amounts must be paid in United States currency by check, bank draft or money order payable to "First National Bank of Naples, Escrow Agent for Citizens Bancshares of Southwest Florida, Inc." Failure to pay the full subscription price will entitle Citizens Bancshares to disregard the subscription.

         No subscription agreement is binding until accepted by Citizens Bancshares. Citizens Bancshares may refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. As soon as practicable, but no more than ten business days after receipt of a subscription, Citizens Bancshares will accept or reject the subscription. Subscriptions not rejected by Citizens Bancshares within this ten day period shall be deemed accepted. If Citizens Bancshares refuses to accept all or part of a subscription, a refund, without interest, of the payment for shares in excess of the number of shares allocated to the subscriber will be issued by mail to the subscriber within ten days of the date of the rejection.

         After a subscription is accepted and proper payment received, Citizens Bancshares will not cancel the subscription unless all accepted subscriptions are canceled. Once a subscription is accepted by Citizens Bancshares, it cannot be withdrawn by the subscriber. A subscription will be accepted in writing by Citizens Bancshares in the Form of Acceptance included in this prospectus at page B-4.

         Certificates representing shares of common stock of Citizens Bancshares, duly authorized and fully paid, will be issued as soon as practicable after subscription funds are released to Citizens Bancshares from the subscription escrow account.

                                 USE OF PROCEEDS

         The gross proceeds from the sale of shares of common stock offered by Citizens Bancshares are estimated to be $10,000,000 assuming the sale of a minimum of 1,000,000 shares, and $12,000,000 assuming the sale of a maximum of 1,200,000 shares. The estimated expenses of this offering are as follows:

        Registration fees, including state securities
            registrations fees and expenses..........................................   $     5,000

        Legal fees and expenses......................................................        18,000

        Accounting fees and expenses.................................................        15,000

        Printing and engraving expenses..............................................         6,000

        Advertising..................................................................         3,500

        Mailing and distribution.....................................................         5,000

        Miscellaneous................................................................         4,000
                                                                                        -----------
             Total expenses .........................................................   $    56,500
                                                                                        ===========
              Net proceeds (minimum offering)........................................   $ 9,943,500
              Net proceeds (maximum offering)........................................   $11,943,500


         The net proceeds of this offering, as well as any interest earned on the subscription funds, will be used by Citizens Bancshares, after breaking escrow, primarily for the purchase all of the issued and outstanding capital stock of Citizens Bank. Citizens Bank will, in turn, use the funds as capital to begin its business operations and to pay expenses incurred in the organization of Citizens Bancshares and Citizens Bank.

         As indicated in the charter application of Citizens Bank filed by the organizers with the OCC, Citizens Bancshares intends to capitalize Citizens Bank at $9,700,000. Accordingly, any net proceeds of this offering in excess of $9,700,000 will be retained by Citizens Bancshares for growth of Citizens Bank in compliance with OCC regulations regarding the ratio that Citizens Bank's total assets may bear to its total capital. Citizens Bancshares anticipates that the proceeds received upon exercise of the warrants, if any, will be used for working capital purposes. Although management of Citizens Bancshares anticipates that the proceeds of this offering will be sufficient to support Citizens Bank's immediate capital needs, if Citizens Bank experiences greater growth than anticipated it may require the infusion of capital in addition to the proceeds of this offering. In that event, management of Citizens Bancshares would seek to support such growth through debt financing; however, such financing might not be available on terms acceptable to management.

         The following is a schedule of the estimated use by Citizens Bank of the proceeds from the sale of its common stock to Citizens Bancshares, including Citizens Bank's estimated operating expenses for its first twelve months of operation.

        Organizational and pre-opening expenses
           of Citizens Bank including salaries,
           lease of operations office and legal
           and accounting fees (1)............................     $      265,000  *

        Purchase of land and building for
           main office(2).....................................          1,325,000  *

        Furniture, fixtures and equipment (3).................            558,000  *

        Lease expense associated with
           operations office..................................             53,000  +

        Salaries and benefits (4).............................          1,080,000  +

        Occupancy expenses (5)
           (utilities, property insurance, etc.)..............             55,000  +

        General and administrative expenses,
           composed primarily of data processing,
           marketing and advertising, telephone
           and casualty and deposit insurance (5).............            233,000  +

        Investment and loan portfolio (6).....................          6,131,000
                                                                   --------------
        Total capital.........................................     $    9,700,000
                                                                   ==============

-----------------
* Represents expenses which will be incurred prior to the opening of Citizens Bank.
+ Represents operating expenses which will be incurred during Citizens Bank's first twelve months of operations.
(1) These expenses will be incurred prior to the opening of Citizens Bank and are being funded by a credit line in the amount of $300,000 with NationsBank, N.A. and capital contributions from the organizers in the aggregate amount of $180,000. A portion of these costs may be allocated to and expensed by Citizens Bancshares, in which event the funds available for inclusion in Citizens Bank's investment and loan portfolio would be increased by an equal amount.
(2) Citizens Bancshares has entered into a loan agreement with NationsBank, N.A. to fund the purchase of Citizens Bank's main office facility.
(3) Furniture and equipment cost is based on the organizers' estimates and upon information from suppliers of bank equipment of the costs required to furnish and equip Citizens Bank for the expected level of operations.
(4) Salaries and benefits are based on management's estimates of the number and types of employees which will be required during the first twelve months of operations of Citizens Bank. It is presently anticipated that Citizens Bank will initially employ 21 individuals, including nine officers.
(5) These expenses are based on the experiences of similar size banks in the region and on management's previous banking experience.
(6) Although the exact composition of Citizens Bank's investment and loan portfolio has not been determined, it is currently anticipated that any remaining proceeds will be used to fund investments in loans, U.S. government and agency securities, and Federal Funds sold.

         The expenses described above are estimates only and assume Citizens Bank will open for business in June of 1999. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by Citizens Bank during its first year of operation.

                                 DIVIDEND POLICY

         As Citizens Bancshares and Citizens Bank are both start-up operations, the board of directors of Citizens Bancshares intends to reinvest earnings for such period of time as is necessary to ensure the success of the operations of Citizens Bancshares and Citizens Bank. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on Citizens Bank's earnings, capital requirements, financial condition and other factors considered relevant by the board of directors of Citizens Bancshares.

         Citizens Bank will be restricted in its ability to pay dividends by the national banking laws and OCC regulations. 12 U.S.C. ss. 56 provides that a national bank may not pay dividends from its capital. In addition, no dividends may be made in an amount greater than a national bank's undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. ss. 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10 of the bank's net income of the preceding two consecutive half-year periods (in the case of an annual dividend). 12 U.S.C. ss. 60(b) provides that the approval of the OCC is required if the total of all dividends declared by Citizens Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

                MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         Citizens Bancshares is still in the development stage, and will remain in that stage until the offering of the common stock is complete. Citizens Bancshares has funded its start-up and organization costs to date through a $300,000 credit line with NationsBank, N.A. and capital contributions from the organizers in the amount of $180,000. Total organizational costs, paid and accrued, as of February 22, 1999 amounted to approximately $145,000. These costs include consultant fees, legal fees and regulatory application fees. In addition, the Company has entered into a $1,500,000 loan agreement with NationsBank to fund the purchase of Citizens Bank's main office facility.

         Subscription funds received during this offering will be placed in a subscription escrow account and invested in investments of the United States Government and United States Government-backed securities.

         In the opinion of Citizens Bancshares, the proceeds of $10,000,000 from the minimum offering will be adequate to support the growth of both Citizens Bancshares and Citizens Bank for the first five years of operation. It is not anticipated that Citizens Bancshares will find it necessary to raise additional funds to meet expenditures required to operate the business of Citizens Bancshares and Citizens Bank over the next twelve months. All anticipated material expenditures for such period have been provided for out of the proceeds of this offering. See "Use of Proceeds."

         The plan of operations for Citizens Bancshares and Citizens Bank is described in detail elsewhere in this prospectus. See "Business of Citizens Bancshares" and "Business of Citizens Bank."

                         BUSINESS OF CITIZENS BANCSHARES

         Citizens Bancshares was incorporated under the laws of the State of Florida on September 15, 1998, for the purpose of organizing and purchasing all of the outstanding capital stock of Citizens Bank. The organizers received preliminary approval to charter Citizens Bank on February 12, 1999. Citizens

Bancshares has been organized as a mechanism to enhance Citizens Bank's ability to serve its future customers' requirements for financial services. Citizens Bancshares has received approval of its application with the Federal Reserve Board to operate as a bank holding company. The holding company structure will provide flexibility for expansion of Citizens Bancshares' banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that Citizens Bank maintain a minimum ratio of capital to assets. In the event that Citizens Bank's growth is such that this minimum ratio is not maintained, Citizens Bancshares may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of Citizens Bank and otherwise raise capital in a manner which would be unavailable to Citizens Bank under existing banking regulations.

         Citizens Bancshares has no present plans to acquire any operating subsidiaries other than Citizens Bank; however, it is expected that Citizens Bancshares may make additional acquisitions in the event that Citizens Bank becomes profitable and such acquisitions are deemed to be in the best interests of Citizens Bancshares and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "Supervision and Regulation."

                            BUSINESS OF CITIZENS BANK


GENERAL

         The organizers received preliminary approval from the OCC to charter Citizens Bank on February 12, 1999. The organizers received approval from the FDIC of Citizens Bank's application for deposit insurance on April 2, 1999.

         Citizens Bank anticipates that it will begin operations in June of 1999, or as soon thereafter as is practicable. Citizens Bank plans to be a full service commercial bank, except that it will not have trust powers. Citizens Bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Citizens Bank will provide such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit and automatic teller services.

         The philosophy of management of Citizens Bank will be to emphasize prompt and responsive personal service to members of the business and professional community of western Collier County, Florida, in order to attract customers and acquire market share now controlled by other financial institutions in Citizens Bank's market area. Citizens Bank's prime location and range of banking services, as well as its emphasis on personal attention and service, prompt decision making and consistency in banking personnel, will be major tools in Citizens Bank's efforts to capture market share. In addition, Citizens Bank's executive officers have substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of Citizens Bank's customer base. All of the organizers are active members of the business community in and around the Collier County area, and continued active community involvement will provide an opportunity to promote Citizens Bank and its products and services. The organizers intend to utilize target marketing and superior selling efforts in order to build a distinct institutional image for Citizens Bank and to establish a customer base.

MARKET AREA AND COMPETITION

         Citizens Bank will be located in the Park Shore section of Naples, Florida, which is approximately three miles north of downtown Naples. The organizers have identified Citizens Bank's primary service area, the area from which it is expected that 75% of bank's customer base will be drawn, as western Collier County, Florida. This area is defined by the Gulf of Mexico to the west, the Collier County line to the north, State Road 951 to the east, and the Intercoastal Waterway to the south.

         Collier County represents one of the fastest growing metropolitan areas in the United States. According to information compiled by the Collier County Community Development & Environmental Services Division, the county population more than quadrupled from 1975 to 1995. The county's estimated 1997 population of 202,900 was expected to increase another 30% by the year 2000.

         Collier County's economic base is built on services, retail trade, tourism, finance, insurance, real estate, construction and agriculture. While historically employment in the county has been seasonal, as a result of winter tourism, recent population growth has added greater diversity to the county's economy.

         Competition in Citizens Bank's primary service area is intense. At June 30, 1997, Collier County reported total bank and thrift institution deposits of $3.5 billion and the market was served by 21 financial institutions with a total of 90 branches in Collier County. The 21 financial institutions represent seventeen commercial banks and four savings banks. Thirteen regional holding companies are represented in the county. Of these, NationsBank is the largest, with a deposit market share of 29.5%, and First Union National Bank of Florida is second in size, with a market share of 16.5%. The independent community banks are represented by Community Bank of Naples, Village Bank of Naples, Pelican National Bank, Gulf Coast National Bank and First National Bank of Naples. In addition, numerous brokerage firms compete in the market for deposits and services.

         Financial institutions compete with one another primarily for deposits. A bank's deposit base directly affects the bank's loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the offering of unique financial services products. Citizens Bank will be competing with financial institutions which have much greater financial resources than Citizens Bank, and which may be able to offer more and unique services and possibly better terms to their customers. However, the organizers believe that Citizens Bank will be able to attract sufficient deposits to enable it to compete effectively with other area financial institutions. The organizers believe that Citizens Bank will have the advantage of being locally owned and managed, enabling it to benefit from the high visibility and excellent business contacts of its organizers.

         Citizens Bank will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been invading the traditional banking markets. Due to the continuing growth of Collier County, it is anticipated that additional competition will continue from new entrants to the market.

DEPOSITS

         Citizens Bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within Citizens Bank's market area, obtained through the personal solicitation of Citizens Bank's officers and directors, direct mail solicitation and advertisements published in the local media. Citizens Bank will pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, Citizens Bank will implement a service charge fee schedule competitive with other financial institutions in Citizens Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

LOAN PORTFOLIO

         Citizens Bank will engage in a full complement of lending activities, including commercial, consumer/installment and real estate loans. Although management believes that real estate loans will be Citizens Bank's primary product, constituting approximately 80% of Citizens Bank's loan portfolio, commercial and consumer/installment loans are expected to comprise significant portions of Citizens Bank's loan portfolio as well (15% and 5%, respectively). While adjustable rates for Citizens Bank's real estate loans will be emphasized, fixed rates will also be offered. Initially, Citizens Bank will have a legal lending limit for unsecured loans of up to $1,455,000 to any one person. Management intends to originate loans and to participate with other banks with respect to loans which exceed Citizens Bank's lending limits. Management does not believe that loan participations will necessarily pose any greater risk of loss than loans which Citizens Bank originates. See "Supervision and Regulation."

         Based on the risks associated with Citizens Bank's loan portfolio, management intends to provide an allowance for loan losses which will be based on an analysis of the loan portfolio and will reflect an amount which, in management's judgment, is adequate to absorb losses which have been incurred as of each balance sheet date. The analysis of the loan portfolio will include, but will not be limited to, the following:

         -        growth and composition of the loan portfolio
         -        current economic conditions
         -        past loss experience of similar size institutions
         -        evaluation of potential losses in the current loan portfolio

         Lending will be directed principally towards individuals and businesses whose demands for funds fall within Citizens Bank's legal lending limits and which are potential deposit customers of Citizens Bank. Citizens Bank does not anticipate any foreign loans in Citizens Bank's loan portfolio. The following is a description of each of the major categories of loans anticipated in Citizens Bank's loan portfolio and the anticipated risks associated with each type of loan:

         Commercial and Industrial Loans

         Commercial lending will be directed principally towards businesses whose demands for funds fall within Citizens Bank's legal lending limits and which are potential deposit customers of Citizens Bank. This category of loans includes loans made to individual, partnership, or corporate borrowers, for a variety of business purposes. Particular emphasis will be placed on loans to small and medium-sized businesses and to professionals. Risks of these types of loans depend on the general business conditions of the local economy and the local business borrower's ability to sell its products and services in order to generate sufficient business profits to repay Citizens Bank under the agreed upon terms and conditions. The value of the collateral held by Citizens Bank as a measure of safety against loss is most volatile in this loan category.

         Consumer Loans

         Citizens Bank's consumer loans will consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans. Citizens Bank will also offer lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes including home improvements, education, and other personal expenditures. Loss or decline of income by the borrower due to layoff, divorce or unexpected medical expenses represent unplanned occurrences that may represent risk of default to Citizens Bank. In the event of default, a shortfall in the value of the collateral may pose a loss to Citizens Bank in this loan category.

         Real Estate Loans

         Citizens Bank's real estate loans will consist of residential first and second mortgage loans, residential construction loans and commercial real estate loans to a limited degree. These loans will be made consistent with Citizens Bank's appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. Citizens Bank expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss to Citizens Bank.

                  Residential Mortgage. These loans will be granted to qualified individuals for the purchase of existing single family residences in Citizens Bank's market area. Both fixed and variable rate loans will be offered with competitive terms and fees consistent with national mortgage investor guidelines. These loans will be made consistent with Citizens Bank's appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. Management of Citizens Bank expects that these loan-to-value ratios, which generally will not exceed 80%, will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss. Mortgage loans that do not conform to Citizens Bank's asset/liability mix policies will be sold by Citizens Bank in the secondary markets. The risk of this type of activity depends on the salability of the loan to national investors and interest rate changes. Delivering these loans to the end investor on a mandatory basis and meeting the investor's quality control procedures limits Citizens Bank's risk of making fixed rate mortgage loans. The risk assumed by Citizens Bank will be conditioned upon Citizens Bank's internal controls, loan underwriting and market conditions in the national mortgage market. Citizens Bank will retain loans for its portfolio when it has sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. Although Citizens Bank has not formally adopted any underwriting or loan policies, the loan underwriting standards and policies will generally be the same for both loans sold in the secondary market and those retained in Citizens Bank's portfolio.

                  Residential Construction. These loans will be made for the construction of single family residences in Citizens Bank's market area. The loans will be granted to qualified individuals with down payments of at least 20% of the appraised value or contract price, whichever is less. The interest rates are expected to fluctuate at 1% to 2% above Citizens Bank's prime interest rate during the six month construction period. Citizens Bank will also charge a fee of 1% to 2% in addition to the normal closing costs. These loans generally command higher rates and fees commensurate with the risk warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder in building the project to the plans and specifications of the borrower and Citizens Bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction period, management anticipates that the mortgage would be converted to a permanent loan and normally sold to an investor in the secondary mortgage market.

                  Commercial Real Estate. To a limited extent, Citizens Bank anticipates that it will also offer commercial real estate loans to developers of both commercial and residential properties. In making these loans, Citizens Bank intends to manage its credit risk by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Management will attempt to reduce credit risk in the commercial real estate portfolio be emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, Citizens Bank may require personal guarantees of the principal owners.

         While risk of loss in Citizens Bank's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond Citizens Bank's control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in Citizens Bank's real estate portfolio. Of Citizens Bank's target areas of lending activities, commercial loans are generally considered to have greater risk than real estate loans or consumer installment loans.

         The above description of Citizens Bank's loan portfolio represents management's best estimate as to the types of loans which will comprise its portfolio and the risks associated with such loans. The board of directors of Citizens Bank has not adopted any specific loan policies and procedures as of the date of this prospectus.

INVESTMENTS

         In its first year of operation, management of Citizens Bank anticipates that investment securities will comprise approximately 12% of Citizens Bank's assets, loans will comprise approximately 45% of Citizens Bank's assets, and other investments will comprise approximately 31% of Citizens Bank's assets. Citizens Bank intends to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States and certificates of deposit issued by commercial banks. In addition, Citizens Bank will enter into Federal Funds transactions with its principal correspondent banks, and anticipates that it will primarily act as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from Citizens Bank to another bank.

ASSET/LIABILITY MANAGEMENT

         It will be the objective of Citizens Bank to manage its assets and liabilities to provide a satisfactory, consistent level of profitability. Citizens Bank's executive officers and the Asset/Liability Committee of the board of Directors of the bank will be responsible for monitoring interest-bearing assets and interest-bearing liabilities to ensure stability of earnings. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management will seek to invest the largest portion of Citizens Bank's assets in real estate, commercial and consumer loans.

         Citizens Bank's asset/liability mix likely will be monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the board of directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on First National Bank's earnings.

CORRESPONDENT BANKING

         Correspondent banking involves the providing of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. Citizens Bank will be required to purchase correspondent services offered by larger banks, including check collections, purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, over line and liquidity loan participations and sales of loans to or participations with correspondent banks.

         Citizens Bank anticipates that it will sell loan participations to correspondent banks with respect to loans which exceed Citizens Bank's lending limit. As compensation for services provided by a correspondent, Citizens Bank may maintain certain balances with such correspondents in non-interest bearing accounts.

DATA PROCESSING

         Citizens Bank has entered into a five-year data processing servicing agreement with The BISYS Group, Inc., which will provide for Citizens Bank to receive a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing , central information file and ATM processing services. Citizens Bank has also entered into an agreement with ADP to provide payroll services, and anticipates entering into an agreement with another third party vendor to provide investment portfolio accounting.

YEAR 2000

         As the year 2000 approaches, an important business issue has emerged regarding existing application software programs and operating systems. Many existing application software products were designed to accommodate a two-digit year. For example, the number "98" is stored on the system to represent the year 1998. As a result, these systems may mistakenly recognize dates beyond 1999. For example, the number "00" could be interpreted as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations, which could in turn result in a potentially significant disruption of normal business activities.

         Communications and information systems, including systems which monitor deposit and lending accounts, are critical to Citizens Bancshares' and Citizens Bank's business. Citizens Bank will install software and hardware developed by independent third parties to provide primary banking applications, including core processing systems. Citizens Bank intends to choose a source for these systems that has modified or upgraded its computer applications to become Year 2000 compliant. Management intends to obtain a representation from this vendor that its core processing systems will be fully Year 2000 compliant prior to the opening of Citizens Bank for business. In addition, Citizens Bancshares and Citizens Bank intend to implement a Year 2000 compliance program whereby Citizens Bank will review the Year 2000 issues that may be faced by its other third-party vendors and loan and deposit customers. As Citizens Bank expects that all of the hardware and software it purchases will be Year 2000 compliant, Citizens Bank estimates that it will incur additional expenses of less than $5,000 in connection with Year 2000 issues. In the event that Citizens Bancshares, Citizens Bank or its significant vendors or loan customers do not successfully and timely achieve Year 2000 compliance, Citizens Bank's business, future prospects, financial condition or results of operations could be materially adversely affected.

         Another area of concern to Citizens Bancshares, Citizens Bank, and their primary regulator, the OCC, is the effect of Year 2000 issues on Citizens Bank's loan customers. Failure to address Year 2000 related issues could have a significant impact on the ability of certain customers of Citizens Bank to continue operations. Citizens Bank's loan portfolio could be negatively impacted if customers are unable to honor loan agreements and defaults occur as a result of failure to address Year 2000 issues. These customer relationships will be monitored to ensure that the necessary modifications to systems will be made on a timely basis. In addition, Citizens Bank will review Year 2000 related issues as part of its normal underwriting criteria and loan approval process. Citizens Bank also will include Year 2000 compliance requirements and covenants requiring compliance within its standard loan agreements. Although Citizens Bancshares and Citizens Bank will take extensive steps to address Year 2000 customer related issues, there can be no assurance that all customers will be Year 2000 compliant. Failure of certain customers to adequately address these issues could result in loan defaults which would reduce Citizens Bancshares' earnings.

         Although Citizens Bancshares and Citizens Bank will take extensive steps to address Year 2000 related issues, there can be no assurance that all necessary modifications will be identified and corrected or that unforeseen difficulties or costs will not arise. In addition, there can be no assurance that the failure of Citizens Bank's internal systems or the systems provided by its data processing vendor or other companies on which Citizens Bank's systems rely will not have a negative impact Citizens Bank's systems or operations.

EMPLOYEES

         In its first year of operation, Citizens Bancshares and Citizens Bank expect to employ 21 individuals on a full-time basis, including nine officers. Citizens Bank will hire additional persons as needed, including additional tellers and financial service representatives.

PREMISES

         Citizens Bancshares has purchased the facility which will be used as Citizens Bank's main office site. The facility, a former NationsBank office, is a single story, 4,500 square foot building located on an approximately 1.05-acre parcel of land at 3401 Tamiami Trail North. Citizens Bancshares has entered into a $1,500,000 loan agreement with NationsBank, N.A. to fund the purchase of the land and building. The facility will have a vault, four offices, four teller stations, five drive-through lanes, a boardroom conference facility and a loan operations area.

         Citizens Bancshares has also entered into a contract to lease approximately 3,000 square feet of office space to serve as the operations offices of Citizens Bancshares and Citizens Bank. The leased premises are located at 3411 Tamiami Trail North, which is adjacent to the property on which Citizens Bank's main office facility will be located. Monthly payments of $4,438.50 are due under the lease agreement.

         The organizers plan to open a branch facility in the third quarter of Citizen's Bank's third year of operations to access projected growth in the northern portion of Collier County.

MONETARY POLICIES

         The results of operations of Citizens Bank will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Citizens Bank.

                           SUPERVISION AND REGULATION
GENERAL

        Citizens Bancshares and Citizens Bank will operate in a highly regulated environment, and the business activities of Citizens Bancshares and Citizens Bank will be supervised by a number of federal regulatory agencies, including the Federal Reserve Board, the OCC, the Florida Banking Department and the FDIC.

        Citizens Bancshares will be regulated by the Federal Reserve Board under the federal Bank Holding Company Act of 1956, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board, through its regulations and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, Citizens Bancshares may be required to provide financial support to its subsidiary bank at a time when, absent such Federal Reserve Board policy, Citizens Bancshares may not deem it advisable to provide such assistance.

        Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed as of September 29, 1995, such that Citizens Bancshares and any other bank holding company located in Florida is able to acquire a bank located in any other state, and a bank holding company located outside Florida can acquire any Florida-based bank, in either case subject to certain deposit percentage and other restrictions. Beginning on June 1, 1997, the legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies will be able to consolidate their multi-state bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. Florida does not permit de novo banking by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Florida is through an acquisition. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws.

        A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies. Effective April 21, 1997, the Federal Reserve Board revised and expanded the list of permissible non-banking activities, which includes the following activities: extending credit and servicing loans; acting as investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management and employee benefits consulting advice and career counseling services to nonaffiliated banks and nonbank depository institutions; operating certain nonbank depository institutions; performing certain trust company functions; providing certain agency transactional services, including securities brokerage services, riskless principal transactions, private placement services, and acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing check-guaranty, collection agency and credit bureau services; engaging in asset management, servicing and collection activities; providing real estate settlement services; acquiring certain debt which is in default; underwriting and dealing in obligations of the United States, the states and their political subdivisions; engaging as a principal in foreign exchange trading and dealing in precious metals; providing other support services such as courier services and the printing and selling of checks; and investing in programs designed to promote community welfare.

        In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition and gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board.

        Citizens Bancshares is also regulated, to a limited extent, by the Florida Banking Department under the Florida Financial Institutions Code, which requires every bank holding company to obtain the prior approval of the Florida Commissioner of Banking before acquiring more than 5% of the voting shares of any Florida bank or all or substantially all of the assets of a Florida bank, or before merging or consolidating with any Florida bank holding company. A bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of any Florida bank or Florida bank holding company unless the Florida bank or all subsidiaries of the Florida bank holding company to be acquired have been in existence and continuously operating, on the date of such acquisition, for a period of three years or more. However, approval of the Florida Banking Department is not required if the bank to be acquired or all bank subsidiaries of the Florida bank holding company to be acquired are national banks.

        Citizens Bank, as a subsidiary of Citizens Bancshares, is subject to restrictions under federal law in dealing with Citizens Bancshares and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

        Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank's total outstanding loans and extensions of credit to one borrower may not exceed 15% of its capital and surplus, plus an additional 10% of its capital and surplus, if such additional amount is fully secured by readily marketable collateral. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of bankers' acceptances, loans secured by documents of title, loans secured by U.S. obligations and loans to or guaranteed by the federal government.

CAPITAL ADEQUACY REQUIREMENTS

        Both Citizens Bancshares and Citizens Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the OCC. The Federal Reserve Board and the OCC have issued risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with Citizens Banks owned by the holding company. The OCC's risk capital guidelines apply directly to national banks regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements, which are substantially similar, provide that banking organizations must have capital equivalent to 8% of risk weighted assets. The risk weights assigned to assets are based primarily on credit risks. Both the Federal Reserve Board and the OCC have also implemented new minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of 4% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain intangible assets.

        Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, high asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations, rated composite 1 under the CAMELS rating system for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

        The OCC has amended the risk-based capital guidelines applicable to national banks in an effort to clarify certain questions of interpretation and implementation, specifically with regard to treatment of originated and purchased mortgage servicing rights and other intangible assets. The OCC's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles") such as mortgage servicing rights are retained as a part of Tier 1 capital. The OCC currently maintains that only mortgage servicing rights and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The OCC's guidelines formerly provided that the amount of such qualifying intangibles that may be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital. The OCC has amended its guidelines to increase the limitation on such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

        In addition, the OCC has adopted rules which clarify treatment of asset sales with recourse not reported on a bank's balance sheet. Among assets affected are mortgages sold with recourse under Fannie Mae, Freddie Mac and Farmer Mac programs. The rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

        The OCC, the Federal Reserve Board and the FDIC have adopted regulations revising their risk-based capital guidelines to ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under these regulations, when evaluating a bank's capital adequacy, the agencies' capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the agencies issued a joint policy statement, effective June 26, 1996, to provide guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROMPT CORRECTIVE ACTION

        The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), enacted on December 19, 1991, provides for the development of a regulatory monitoring system requiring prompt corrective action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the FDICIA does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The FDICIA creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the FDICIA and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of five percent of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business. Based on a capitalization of $9,700,000, management of Citizens Bank believes that Citizens Bank will be a "well capitalized" institution.

        As an institution's capital levels decline, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

        The Act also provides that banks have to meet new safety and soundness standards. In order to comply with the Act, the Federal Reserve Board, the OCC and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits.

        Both the capital standards and the safety and soundness standards which the Act seeks to implement are designed to bolster and protect the deposit insurance fund.

        In response to the directive issued under the Act, the regulators have established regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the Act. The following table reflects the capital thresholds:

                                                       TOTAL RISK -            TIER 1 RISK -            TIER 1
                                                       BASED CAPITAL           BASED CAPITAL           LEVERAGE
                                                          RATIO                  RATIO                   RATIO
                                                       -------------           -------------          ---------
Well capitalized(1).............................         >10.0%                  > 6.0%               >  5.0%
                                                         -                       -                    -
Adequately Capitalized(1).......................         > 8.0%                  > 4.0%               >  4.0%(2)
                                                         -                       -                    -
Undercapitalized(3).............................         < 8.0%                  < 4.0%               <  4.0%(4)
Significantly Undercapitalized(3)...............         < 6.0%                  < 3.0%               <  3.0%
Critically Undercapitalized.....................             -                       -                <  2.0%(5)

---------------------------

(1)      An institution must meet all three minimums.
(2) 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(4) Less than 3.0% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(5)      Ratio of tangible equity to total assets.

         The scope of regulation and permissible activities of Citizens Bancshares and Citizens Bank is subject to change by future federal and state legislation. In addition, regulators sometimes require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. Citizens Bancshares and Citizens Bank are not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF CITIZENS BANCSHARES AND CITIZENS BANK

         Citizens Bancshares' directors and executive officers and Citizens Bank's proposed directors and executive officers are as follows:

                                           Position with
            Name                          Company and Bank
            ----                          ----------------
Michael L. McMullan                   Chief Executive Officer
                                            and Director
Polly M. Rogers                        President and Director
Joe B. Cox                                    Chairman
Earl L. Frye                                  Director
Stanley W. Hole                               Director
John B. James                                 Director
LaVonne Johnson                               Director
Luc C. Mazzini                                Director
Craig D. Sherman                       Senior Lending Officer
Bernard L. Turner                             Director
Lorenzo Walker                                Director
Thomas M. Whelan                      Chief Financial Officer

         Each of the directors listed above other than Mr. McMullan has been a director of Citizens Bancshares since September 15, 1998 and is an organizer of Citizens Bancshares and Citizens Bank. Mr. McMullan has served as the Chief Executive Officer of and a director of Citizens Bancshares since February 28, 1999. All of the directors reside in Collier County, Florida.

         Citizens Bancshares has a classified board of directors whereby one-third of the members will be elected each year at Citizens Bancshares' Annual Meeting of Shareholders. Upon election, each director of Citizens Bancshares serves for a term of three years. See "Description of Capital Stock -- Board of

Directors." Citizens Bancshares' officers are appointed by the board of directors and hold office at the will of the board.

         Each of Citizens Bank's proposed directors will serve until Citizens Bank's first shareholders' meeting, which meeting will be held shortly after Citizens Bank receives its charter. As Citizens Bancshares will be the sole shareholder of Citizens Bank, it is expected that each interim director will be elected to serve as a director of Citizens Bank. After the first shareholders' meeting, directors of Citizens Bank will serve for a term of one year and will be elected each year at Citizens Bank's Annual Meeting of Shareholders. Citizens Bank's officers will be appointed by its board of directors and will hold office at the will of the board.

         MICHAEL L. MCMULLAN, 44, began his career in banking in 1976, completing the Management Trainee Program at First Tennessee National Bank, Memphis. He became President of the Mississippi Bank, Canton Division, in 1981. Subsequently, he managed the retail banking division of Mississippi Bank from 1982 to 1983. He became President of First Mississippi National Bank, Jackson Division, in 1983. In 1984, he accepted the position of Executive Vice President and Manager of the Lending Division at Republic Bank of South Austin in Austin, Texas. In 1990, Mr. McMullan became the commercial banking executive for C & S Bank of Florida's Jacksonville bank. He was transferred to Naples in 1991, where he was named Chief Operating Officer of C & S Bank of Florida's Collier County bank. Subsequent to the merger with NCNB, he was named Senior Banking Executive and Commercial Banking Manager of NationsBank, Collier County. In 1993, he accepted the position of Commercial Banking Executive for NationsBank's Broward County Division and since then has managed the Broward County and Palm Beach divisions and was Florida Market Manager for NationsBank's Financial Strategies Group. His most recent position with NationsBank was that of Manager of the Economic Development Office for the state of Florida. He has served on the board of directors of the United Way of Jackson, Mississippi and Broward County, Florida; the Boys and Girls Club of Broward County; the advisory board of the Economic Development Councils in Collier County and Broward County; and the Board and Executive Committees of Boy Scouts of America, Central Texas and Central Mississippi regions. Mr. McMullan received a BBS from the Chair of Banking at the University of Mississippi in 1976, and in 1979 received an MBA in Finance and Monetary Policy from Columbia University, New York. He is married with four children.

         POLLY M. ROGERS, 60, is the proposed President of the Citizen Bank and as such will have as one of her primary responsibilities Private Banking. Her banking career began in 1970 at The Vanderbilt Bank in Naples. The Vanderbilt Bank was purchased in 1979 by Exchange Bancorporation, Tampa, Florida, which was in turn purchased in 1981 by NCNB, now NationsBank, for which Mrs. Rogers served as Vice President until 1986. In 1986, she was employed by Citizens National Bank of Naples, a $310 million community bank in Naples, Florida. Mrs. Rogers served as an Executive Vice President of the bank until April, 1994 when Citizens Bank merged with Amsouth Bancorporation. While at Citizens Bank, she managed three banking locations with combined private banking deposits in excess of $110 million. In July, 1994, Mrs. Rogers became an organizer of Gulf Coast National Bank. Mrs. Rogers served as President and as a director of Gulf Coast until July 1996. Mrs. Rogers is very involved in the community and has served on numerous charitable boards and locally sponsored organizations. She is a member of Royal Poinciana Golf Club and an active member of The First Baptist Church of Naples.

         JOE B. COX, 59, is a practicing attorney in Naples. Mr. Cox received a J.D. degree from the University of Tulsa Law School in July 1966. In July 1978, he opened the Naples branch office of Cummings & Lockwood. As Senior Partner, Mr. Cox oversees a staff of 23 attorneys and paralegals and a support staff of 28 employees. Mr. Cox is a member of the Oklahoma and Florida Bar Associations, American Bar Association, and the American College of Trust & Estate Counsel, and is a well-regarded lecturer and author. Mr. Cox's civil activities include serving as Vice Chairman of the Board of Naples Community Hospital, Chairman of the Board of Naples Day Surgery, Director of the Naples Area Chamber of Commerce, President of the Greater Naples Civic Association, Chairman of the Florida Chamber Foundation Board of Trustees and Vice Chairman of the Federal Judicial Selection Committee, to which he was appointed by Senator Connie Mack.

         EARL L. FRYE, 70, is a banker, realtor and developer who moved to Naples in 1962 from Cincinnati, Ohio. He joined Wesley G. Downing Real Estate and one year later became a full partner, changing the name of the company to Downing-Frye & Associates, Inc. From 1989 to 1992, Mr. Frye was also a broker and partner of USF&G Realty near Baltimore, Maryland. Mr. Frye was responsible for developing the first gated community in Naples, Wilderness Country Club. He also developed one of the first high-rise condominiums in Naples, the 21-story Meridian, in Park Shore. Mr. Frye is a past President of the Naples Area Board of Realtors and Director of the Florida Association of Realtors, as well as past President of the Collier County Society of Real Estate Appraisers. His banking career began in 1968 when he served as a director of First National Bank and Trust Company of Collier County, which later merged with Southwest Florida Banks of Ft. Myers. Southwest Florida Bank later merged with Sovran of Norfolk, Virginia, which became C&S Sovran. C&S Sovran then merged with NCNB of Charlotte, North Carolina. Mr. Frye served on all of the above parent boards and state boards, and was also elected Chairman of First National Bank of Collier County. He also served on various committees. After the merger of C&S Sovran and NCNB, which became NationsBank, Mr. Frye served on the Florida/Georgia board of directors and chaired the trust committee. He has served as Trustee for Naples Community Hospital, co-chaired a fundraiser to build a satellite known as North Collier Hospital, Community Foundation of Collier County, and Collier County Conservancy. Furthermore, he has chaired the commercial United Way Fund Drive and was instrumental in the formation of Youth Haven.

         STANLEY W. HOLE, 67, is Chairman Emeritus of Hole, Montes & Associates, a Naples-based civil engineering firm of which Mr. Hole was President when he retired in 1997 after serving for 32 years. The firm's primary emphasis is on water and wastewater projects and land development projects. Hole, Montes & Associates was instrumental in the development of Collier County's Water and Wastewater Master Plans, East and South Naples Sewer Evaluation Survey, and South Collier County Regional Wastewater Transmission and Effluent Reuse Systems. Mr. Hole has also served as the Chairman of the South Florida Water Management District, as Chairman of the Florida Keys Aqueduct Authority and as chairman of the Regional Planning Council. Throughout his career as a civil engineer, Mr. Hole has been an active teacher and lecturer, an author of numerous professional articles and books and has accepted gubernatorial appointments to various legislative committees concerned with water use and management issues. His involvement in the community includes membership on several boards of directors, such as the American Heart Association, Chamber of Commerce, Economic Development Council, Collier County Education Foundation and the City of Naples Planning Advisory Board. He is on the board of Naples Community Hospital; he serves on the Executive Committee, the Bio Ethics committee and chairs the Building Committee. Mr. Hole received his undergraduate degree from the University of Miami.

         JOHN B. JAMES, 57, retired from NationsBank on December 31, 1997 after 30 years in banking. After receiving a degree from Florida State University, Mr. James joined Citizens and Southern National Bank, Atlanta, as a management trainee. He was elected a Vice President of Retail Banking in 1972. In 1978, Mr. James was promoted to Senior Vice President and Senior Credit Officer for Georgia affiliate banks. In 1982, he was promoted to Executive Vice President with responsibility for Corporate and Correspondent Banking in the southeastern United States. Mr. James transferred to Tampa in 1989 and served as President of the C&S Hillsborough County Bank. Mr. James has been involved in many civic activities, including Collier County Educational Foundation Board, The Economic Development Council of Collier County,

Pelican Bay Business Association Board, has served as a member of the Chamber of Southwest Florida Board, the Lee County Public School Foundation Board, and the Tampa Committee of 100, and has participated in the Leadership Lee and Leadership Southwest Florida Programs.

         LAVONNE JOHNSON, 66, is a retired Planner and Project Director for Allegheny County, Pennsylvania. She and her husband maintain residences in both Pittsburgh, Pennsylvania and Marco Island, Florida. Mrs. Johnson began investing in real estate in Collier County in 1974 and in 1980 constructed a home on Marco Island. Currently, Mrs. Johnson is a member of the Art League of Marco and the Association of University Women, and serves as a Certified Tutor through the literacy program of the Collier County Library system. Mrs. Johnson has served in various elected capacities in Minnesota, including member of the Board of Education, County Chairwoman of a political party and delegate to a National Political Convention. In Pennsylvania, Mrs. Johnson served on several civic Boards, including those of the Shakespeare Festival, the Opera Theater in Pittsburgh, the Civic Light Opera Guild and Project Rediscovery, a program which focuses on capable minority children at risk to drop out of school. Mrs. Johnson received a B.A. degree in Political Science and Sociology from the University of Pennsylvania and also received a Master of Public Administration degree from the University of Pennsylvania.

         LUC C. MAZZINI, DDS, 43, is a licensed dentist in both Florida and Texas and has been practicing General Dentistry for eighteen years. His area of specialty is cosmetic and implant dentistry. Dr. Mazzini has maintained an active dental practice in Collier County since 1990. Dr. Mazzini has at various times served as a member of the Noon Rotary Club of Marco Island, a member of the Marco Island Chamber of Commerce and a member of the board of directors of the San Marco Condominium Association. Dr. Mazzini has also enjoyed memberships in several professional organizations, including the Texas Dental Association, Greater Houston Dental Society, American Dental Association, Florida Dental Association and Collier County Dental Association. Dr. Mazzini received a B.S. degree from the University of Texas and a D.D.S. from Baylor College of Dentistry.

         CRAIG D. SHERMAN, 41, began his banking career in 1979 as director of Commercial and Installment Lending for Sun Bank, Ft. Lauderdale Beach. He joined Gulf Coast Bank of Pinellas in 1981 as Vice President and Senior Loan Officer. Following the acquisition of Gulf Coast Bank by C&S Bank, Mr. Sherman became employed with First National Bank & Trust Co. of Naples as Vice President and Commercial Loan Officer. This bank was also later acquired by C&S Bank. Mr. Sherman joined First Union National Bank, Naples in 1986 as Vice President and Commercial Lending Officer. In 1989, he became Vice President and Commercial Lending Officer for Nations Bank, Naples, Florida. In 1992, Mr. Sherman joined the National Bank of Lee County as Senior Vice President and Senior Loan Officer. Following the acquisition of the bank by SouthTrust in January of 1994, Mr. Sherman served as Senior Vice President and subsequently as Vice President and Commercial Team Lender for SouthTrust in Naples, Florida, until he joined Citizens Bancshares in May of 1999. Mr. Sherman is a 1979 graduate of Florida State University with a Bachelor of Science Degree in Finance. He is married to Jill.

         BERNARD L. TURNER, 72, a businessman and developer, has been a resident of Naples for over 28 years and currently serves as Chairman of the Board of the Florida Coastal School of Law, Jacksonville, Florida, which he co-founded in 1994. From 1970 to 1994, Mr. Turner served as President and Chancellor at Walden University, Minneapolis, Minnesota, a fully accredited doctorate level institution. Locally, Mr. Turner has been involved in a health club partnership, a land trust, and has developed an office complex valued in excess of $3,000,000. Mr. Turner was also an organizing director of the former Citizens National Bank. He has served as Trustee of the Collier County Economic Development Committee, was the founding Chairman of Creative Living, a non-profit corporation to provide housing for the needy elderly, and was appointed by former Florida Governor Bob Graham as a member of the Board of the State Board of

Independent Colleges and Universities. Mr. Turner has previously taught high school, lectured at various universities, and served as an economist for the National Industrial Conference Board.

         LORENZO WALKER, 78, has been a lifelong member of the Naples community. After serving in the military, Mr. Walker returned to Naples in 1946 and assisted in developing the zoning plan for the City of Naples. Along with his father and brother, Mr. Walker formed Walker Construction Company and began developing waterfront properties in Naples and Bonita Springs. Mr. Walker later formed James L. Walker Real Estate Inc., a local real estate brokerage firm. He has served the community in many different capacities, including Founding Director of Naples Community Hospital, member of Lee University, member of Advisory Council of the Lorenzo Walker Institute of Technology, the largest school in Collier County and is Director Emeritus of International College of Naples. Mr. Walker has also been active in local and state politics. He has served on the Board of County Commissioners, as a representative to the Florida House of Representatives, as Speaker Pro Tem, and as Dean of the Florida House, the position he held when he retired in 1974. Mr. Walker has significant bank board experience, having been a founding director and director of FNB Naples from 1955-1976, a founding director and the Chairman of Citizens National Bank, Naples, in 1968, a founding director of Vanderbilt Bank and director of the second Citizens National Bank in 1987.

         THOMAS M. WHELAN, 49, began his community banking career in 1972 in Angola, New York with Evans National Bank. He served as Auditor, Vice President and Auditor, and Senior Vice President and Cashier during his fourteen years with Evans National Bank. In 1988, he assumed the Senior Vice President position responsible for financial and operational functions for The Village Bank, Chapel Hill, North Carolina. He joined Triangle Bank in Raleigh, North Carolina in 1993 and became Vice President, Director of Banking Services, where he managed Deposit Support, Loan Support, Check Image, Electronic Banking and Bookkeeping. During a sixteen-month period, there were seven merger/acquisitions, growth from $300 million to $800 million in assets and branch growth from fourteen to 38 offices. In 1996, his family relocated to Southwest Florida where he joined Hendry County Bank as Vice President and Cashier. In May 1997, he was named President and Chief Executive Officer. Following the acquisition of Hendry County Bank by Florida Community Bank in February of 1998, he served as Executive Vice President in charge of Finance, Operations and Branch Administration, until joining Citizens Bancshares in April of 1999. Mr. Whelan received his Bachelor of Arts degree in business and management from Ohio Northern University in 1971. He is a 1982 honors graduate of the BAI School in Banking at the University of Wisconsin. He is married and has two daughters.

         There are no family relationships between any director or executive officer and any other director or executive officer of Citizens Bancshares.

EXECUTIVE COMPENSATION

         Citizens Bancshares and Citizens Bank have entered into an employment agreement, dated as of April 28, 1999, with each of Michael McMullan and Polly Rogers, pursuant to which the two serve as Chief Executive Officer and President, respectively, of Citizens Bank and Citizens Bancshares. The employment contract with Mr. McMullan provides for a term of three years and an initial salary at an annual rate of $140,000. The employment contract with Ms. Rogers provides for a term of one year and an initial salary at an annual rate of $100,000. Each of the respective salaries may be increased from time to time in the sole discretion of the board of directors of Citizens Bancshares and each of the executive officers will also be eligible to receive a bonus which will not exceed 40% of his or her annual base salary.

         The employment agreement provides that Mr. McMullan and Ms. Rogers will receive options to purchase shares of common stock of Citizens Bancshares at a price of $10.00 per share pursuant to an incentive stock option plan to be adopted by Citizens Bancshares. Mr. McMullan will receive 30,000 options, and Ms. Rogers will receive 20,000 options. Twenty percent of these options will become exercisable on December

31, 1999 and twenty percent will become exercisable on December 31 of each of the four succeeding years. All options will be exercisable for a period of ten years.

         The employment agreements also provide that Mr. McMullan and Ms. Rogers will each receive health, disability, and term life insurance, and be eligible to participate in Citizens Bank's employee benefit plan, if one is adopted by the board of directors of Citizens Bank. Each of the executive officers will also be entitled to four weeks vacation each year during which time his or her salary will be paid in full.

         In the event of a "change of control" of Citizens Bancshares, as defined in the employment contract, each of the executive officers will be entitled to give written notice to Citizens Bancshares of termination of his or her employment agreement and to receive a cash payment equal to 250% of his or her annual salary, and an additional cash payment equal to the excess, if any, of the aggregate market value of the number of shares of common stock of Citizens Bancshares subject to options held by the executive officer over the aggregate exercise price of all such options.

         The employment agreements provide that Citizens Bank may terminate the employment of the executive officers with or without cause, but that in the latter case the executive officers will each receive a severance payment equal to that he or she would be entitled to in the event of a change in control, as described above. In addition, each employment agreement contains a non-compete provision which provides that in the event the employment contract is terminated by Citizens Bancshares or Citizens Bank without cause, or by the respective executive officer, the executive officer may not, without the prior written consent of Citizens Bank, either directly or indirectly serve as an employee of any financial institution within Collier or Lee County for a period of twelve months after such termination.

STOCK OPTION PLAN

         Citizens Bancshares' board of directors will adopt an Incentive Stock Option Plan (the "Plan") to provide for the issuance of stock options to employees who are contributing significantly to the management or operation of the business of Citizens Bancshares or its subsidiaries as determined by the committee administering the Plan. The Plan will be contingent upon approval by the shareholders of Citizens Bancshares. The Plan will provide for the grant of options at the discretion of a committee designated by the board of directors to administer the Plan. The committee must at all times consist of at least two non-employee directors. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Stock options granted pursuant to the Plan will expire on or before (i) the date which is the tenth anniversary of the date the option is granted, or (ii) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of Citizens Bancshares or any subsidiary of Citizens Bancshares.

         Management has not yet determined the exact number of shares which will be reserved for issuance pursuant to the Plan. Currently, an aggregate of 85,000 options are to be granted in connection with the employment agreements between Citizens Bancshares and four of its executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the ownership of the common stock of Citizens Bancshares by its directors and executive officers both before and after completion of the minimum offering of 1,000,000 shares.

                                                                                      After Completion of
                                                Before Offering                         Minimum Offering
                                                ---------------                       -------------------
                                         Number of          Percent of           Number of           Percent of
Name of Beneficial Owner                   Shares              Total               Shares              Total
------------------------                 ---------          ----------           ---------           ----------
Joe B. Cox..........................       2,000               11.1%              20,000                2.0%
Earl L. Frye........................       2,000               11.1%              20,000                2.0%
Stanley W. Hole.....................       2,000               11.1%              10,000                1.0%
John B. James.......................       2,000               11.1%              20,000                2.0%
LaVonne Johnson.....................       2,000               11.1%              20,000                2.0%
Luc C. Mazzini......................       2,000               11.1%              20,000                2.0%
Michael L. McMullan.................           0                0.0 %             10,000                1.0%
Polly M. Rogers.....................       2,000               11.1%              20,000                2.0%
Craig D. Sherman....................           0                0.0%                 500                   *
Bernard L. Turner...................       2,000               11.1%              20,000                2.0%
Lorenzo Walker......................       2,000               11.1%              20,000                2.0%
Thomas M. Whelan....................           0                0.0%               1,000                   *
                                          ------              -----              -------               ----
       Total........................      18,000              100.0%             181,500               17.8%

----------------
* Less than 1%

                              CERTAIN TRANSACTIONS

         Once Citizens Bank opens for business, it may from time to time extend loans to certain of Citizens Bancshares' directors, their associates, and members of the immediate families of the directors and executive officers of Citizens Bancshares. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral requirements, and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with Citizens Bancshares or Citizens Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of Citizens Bancshares consists of 20,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share. There are presently 18,000 shares of common stock issued and outstanding, all of which are held by the organizers. No shares of the preferred stock are issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to elect the members of the board of directors of Citizens Bancshares and are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of Citizens Bancshares.

         No holder of any class of stock of Citizens Bancshares has preemptive rights with respect to the issuance of shares of any class of stock, and the common stock does not carry cumulative voting rights with respect to the election of directors.

         The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the board of directors out of assets legally available therefor. Upon the liquidation, dissolution, or winding up of Citizens Bancshares, the holder of each share of common stock will be entitled to share equally in the distribution of Citizens Bancshares' assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock of Citizens Bancshares are not subject to any redemption provisions, nor are they convertible into any other security or property of Citizens Bancshares. All outstanding shares of each class of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

WARRANTS

         Citizens Bancshares is authorized to issue up to 113,330 warrants in this offering. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00 per share for a period of ten years beginning on the date Citizens Bank opens for business. The warrants will become exercisable in equal amounts beginning on the date Citizens Bank opens for business and on each of the four succeeding anniversaries of that date.

         The warrants have antidilution provisions that take effect in the event of stock dividends, splits, mergers, and for other similar events.

         Citizens Bancshares has reserved sufficient shares of common stock for issuance upon exercise of the warrants. The reserved shares are included in the registration statement of which this prospectus is a part. Further, Citizens Bancshares has filed an undertaking with the SEC that it will maintain an effective registration statement by filing any necessary post-effective amendments or supplements to the registration statement throughout the term of the warrants with respect to the warrants and the shares of common stock issuable upon exercise of the warrants.

         No holder of any warrant will be entitled to vote, receive dividends or be deemed the holder of common stock for any purpose until the warrant has been exercised and the common stock purchasable upon the exercise of the warrant has been delivered.

PREFERRED STOCK

         The board of directors may, without approval of Citizens Bancshares' shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as the board of directors may determine. The relative rights, preferences and limitations that the board of directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of common stock. Although the board of directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

BOARD OF DIRECTORS

         The board of directors of Citizens Bancshares consists of ten directors. The directors are divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors expires at Citizens Bancshares' first Annual Meeting of Shareholders; the term of the initial Class II directors expires at Citizens Bancshares' second Annual Meeting of Shareholders; and the term of the initial Class III directors expires at Citizens Bancshares' third Annual Meeting of Shareholders. At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at the Annual Meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the board of directors will be filled by a majority vote of the remaining directors then in office.

         Any director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose, and his position filled by another person nominated and elected for that purpose by the holders of 75% of the outstanding shares of Citizens Bancshares' common stock.

         The effect of the classified board of directors is to make it more difficult for a person, entity or group to effect a change in control of Citizens Bancshares through the acquisition of a large block of Citizens Bancshares' voting stock.

ANTI-TAKEOVER PROVISIONS

         Citizens Bancshares' Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the board of directors. The Articles of Incorporation require the affirmative vote or consent of the holders of at least two-thirds of the shares of each class of common stock of Citizens Bancshares entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of Citizens Bancshares or a subsidiary of Citizens Bancshares, exchange of securities requiring shareholder approval or liquidation of Citizens Bancshares ("Covered Transaction"), if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of Citizens Bancshares ("Interested Person") is a party to the transaction; provided that 75% of the entire board of Directors of Citizens Bancshares has not approved the transaction. In addition, the Articles of Incorporation require the separate approval by the holders of a majority of the shares of each class of stock of Citizens Bancshares entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an Interested Person, of any merger, consolidation, disposition of all or a substantial part of the assets of Citizens Bancshares or a subsidiary of Citizens Bancshares, or exchange of securities requiring shareholder approval ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if :

         - the consideration to be received by the holders of the stock of Citizens Bancshares meets certain minimal levels determined by a formula under the Articles of Incorporation (generally the highest price paid by the Interested Person for any shares which he has acquired),
         - there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Person became such, and
         - the consideration to be received by shareholders who are not Interested Persons shall be paid in cash or in the same form as the Interested Person previously paid for shares of such class of stock. These Articles, as well as the Article establishing a classified board of directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 75% of the shares of each class of stock of Citizens Bancshares entitled to vote in elections of directors.

         The effect of these provisions is to make it more difficult for a person, entity or group to effect a change in control of Citizens Bancshares through the acquisition of a large block of Citizens Bancshares' voting stock.

STATUTORY ANTI-TAKEOVER PROVISIONS

         The State of Florida has statutory provisions relating to business combinations between a Florida corporation and an "interested shareholder" that outline the statutory requirements to effect such transactions. In its Articles of Incorporation, Citizens Bancshares has elected not to be governed by these provisions and, therefore, these statutory anti-takeover provisions do not apply to Citizens Bancshares.

                  LIMITATIONS ON LIABILITY AND INDEMNIFICATION
                            OF OFFICERS AND DIRECTORS

         As allowed under Florida law, Citizens Bancshares' Articles of Incorporation provide that a director shall not be personally liable to Citizens Bancshares or its shareholders for monetary damages for breach of duty of care or any other duty owed to Citizens Bancshares as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of Citizens Bancshares, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.

         Article VI of Citizens Bancshares' Bylaws provides that Citizens Bancshares shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of Citizens Bancshares, against reasonable expenses incurred by him in connection with such defense.

         Citizens Bancshares' Bylaws also provide that Citizens Bancshares is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of Citizens Bancshares and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by:

         - a disinterested majority of the board of directors,
         - a majority of a committee of disinterested directors,
         - independent legal counsel, or
         - an affirmative vote of a majority of shares held by disinterested shareholders.

No indemnification may be made to or on behalf of a director, officer, employee or agent:

         - in connection with a proceeding by or in the right of Citizens Bancshares in which such person was adjudged liable to Citizens Bancshares, or
         - in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

         Citizens Bancshares may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend Citizens Bancshares' Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of Citizens Bancshares.

         To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Citizens Bancshares by the provisions described above, or otherwise, Citizens Bancshares has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                LEGAL PROCEEDINGS

         There are no material pending legal proceedings to which Citizens Bancshares or Citizens Bank is a party or of which any of their properties are subject; nor are there material proceedings known to Citizens Bancshares or Citizens Bank to be contemplated by any governmental authority; nor are there material proceedings known to Citizens Bancshares or Citizens Bank, pending or contemplated, in which any director, officer or affiliate or any principal security holder of Citizens Bancshares or Citizens Bank, or any associate of any of the foregoing is a party or has an interest adverse Citizens Bancshares or Citizens Bank.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of common stock offered hereby have been passed upon for Citizens Bancshares by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, counsel to Citizens Bancshares.

                                     EXPERTS

         The financial statements of Citizens Bancshares of Southwest Florida, Inc. as of February 22, 1999 included in this prospectus have been audited by Hill, Barth & King, Inc., independent auditors, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        Citizens Bancshares has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Citizens Bancshares and the common stock, please refer to the Registration Statement and the exhibits and schedules thereto. You may request a copy of the Registration Statement by contacting Citizens Bancshares either at its address at 3411 Tamiami Trail North, Suite 200, Naples, Florida 34103, or at its telephone number at (941) 643-4646.

        Citizens Bancshares intends to furnish its shareholders annual reports containing audited financial statements.

                              FINANCIAL STATEMENTS

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                          (A Development Stage Company)

                                February 22, 1999










                                 C O N T E N T S



                                                           PAGE
                                                           ----

Independent Auditors' Report .........................     F-2

Balance Sheet ........................................     F-3

Statement of Operations ..............................     F-4

Statement of Shareholders' Equity ....................     F-5
Statement of Cash Flows ..............................     F-6

Notes to Financial Statements ........................   F-7-9

Board of Directors
Citizens Bancshares of Southwest Florida, Inc.
Naples, Florida

                          Independent Auditors' Report

        We have audited the accompanying balance sheet of Citizens Bancshares of Southwest Florida, Inc. (the Company) as of February 22, 1999 and the related statements of operations, shareholders' equity and cash flows for the period from June 15, 1998 (date of inception) to February 22, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citizens Bancshares of Southwest Florida, Inc. as of February 22, 1999 and the results of its operations and its cash flows for the period from June 15, 1998 (date of inception) to February 22, 1999 in conformity with generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note G to the financial statements, the company's ability to continue as a going concern is dependent on approval from the Office of the Comptroller of the Currency for a National Banking Charter and a successful public offering of the Company's common stock. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                  /s/ HILL, BARTH & KING, INC.
                                                  Certified Public Accountants

Naples, Florida
February 22, 1999

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                February 22, 1999



A S S E T S

CURRENT ASSETS
   Cash                                                           $   206,330
   Prepaid expenses                                                    17,622
   Deferred offering costs                                             16,905
                                                                  -----------
                                          TOTAL CURRENT ASSETS        240,857
                                                                  -----------

NET PROPERTY AND EQUIPMENT - NOTE B                                 1,429,237

OTHER ASSET
   Deposits                                                             5,320
                                                                  -----------
                                                                  $ 1,675,414
                                                                  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
   Accounts payable                                               $     8,577
   Loans payable - NOTE C                                           1,600,000
   Accrued interest payable                                            34,309
                                                                  -----------
                                             TOTAL LIABILITIES      1,642,886

Shareholders' Equity - NOTE F
   Preferred stock, par value $.01 per share,
     1,000,000 shares authorized; 0 shares
     issued and outstanding                                                 0
   Common stock, par value $.01 per share,
      20,000,000 shares authorized; 18,000 shares issued
      and outstanding                                                     180
   Additional paid-in capital                                         179,820
   Deficit accumulated during the development stage                  (147,472)
                                                                  -----------
                                    TOTAL SHAREHOLDERS' EQUITY         32,528
                                                                  -----------
                                                                  $ 1,675,414
                                                                  ===========
















                 See accompanying notes to financial statements

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
       Period from June 15, 1998 (date of inception) to February 22, 1999





INCOME

   Interest income                                                     $   2,220




EXPENSES

   Consulting fees                                                        24,500
   Interest expense                                                        4,475
   License and permits                                                    18,881
   Rent                                                                   22,633
   Professional fees                                                      57,998
   Legal fees                                                              5,865
   Insurance expense                                                       4,597
   Other expenses                                                         10,743
                                                                       ---------
                                                    TOTAL EXPENSES       149,692
                                                                       ---------


                                                          NET LOSS     $(147,472)
                                                                       =========






                 See accompanying notes to financial statements

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                          (A Development Stage Company)
                        STATEMENT OF SHAREHOLDERS' EQUITY
       Period from June 15, 1998 (date of inception) to February 22, 1999






                                                                Deficit
                                                              Accumulated
                                            Additional         During the
                              Common         Paid-in          Development
                              Stock          Capital             Stage               Total
                              ------        ----------        -----------          ---------
Balance
  June 15, 1998                $  0          $      0          $       0           $       0
   (date of inception)

Proceeds from
  issuance of
   common stock                 180           179,820                  0             180,000

Net loss                          0                 0           (147,472)           (147,472)
                               ----          --------          ---------           ---------
Balance (deficit)
   February 22, 1999           $180          $179,820          $(147,472)          $  32,528
                               ====          ========          =========           =========








                 See accompanying notes to financial statements

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
       Period from June 15, 1998 (date of inception) to February 22, 1999



CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                               $  (147,472)
      Adjustments to reconcile net loss to net cash
         used in operating activities:
           Depreciation and amortization                              80
           Increase in prepaid expenses                          (17,622)
           Increase in other assets                              (22,225)
           Increase in accounts payable                            8,577
           Increase in accrued interest payable                   34,309
                                                             -----------
                    NET CASH USED IN OPERATING ACTIVITIES       (144,353)
                                                             -----------


CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of property and equipment                      (1,429,317)
                                                             -----------
                     NET CASH USED IN INVESTING ACTIVITIES    (1,429,317)
                                                             -----------


CASH FLOWS FROM FINANCING ACTIVITIES
      Borrowings on short-term notes                           1,600,000
      Proceeds from sale of stock                                180,000
                                                             -----------
                 NET CASH PROVIDED BY FINANCING ACTIVITIES     1,780,000
                                                             -----------


                                      NET INCREASE IN CASH       206,330

CASH
      Beginning of period                                              0
                                                             -----------

      End of period                                          $   206,330
                                                             ===========




                 See accompanying notes to financial statements

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                February 22, 1999



NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:
         Citizens Bancshares of Southwest Florida, Inc. (the Company) was incorporated under the laws of the State of Florida. The Company's activities to date have been limited to the organization of Citizens National Bank of Southwest Florida (the Bank), as well as preparation for a $12,000,000 common stock offering (the Offering). A substantial portion of the proceeds of the Offering will be used by the Company to provide the initial capitalization of the Bank. The start-up of the Bank is contingent upon receiving the approval of various banking regulatory authorities and also a successful completion of the Offering.

Nature of Business:
         The Bank intends to offer a full range of commercial and consumer banking services primarily within the Naples, Florida area.

Use of Estimates:
         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs:
         Deferred offering costs consist primarily of legal and accounting fees related to the initial public stock offering and will be offset against the offering proceeds when received.


NOTE B - PROPERTY AND EQUIPMENT

        Property and equipment at February 22, 1999 consists of the following:

Building                                             $1,361,137
Leasehold improvements                                      350
Furniture and fixtures                                   60,639
Equipment                                                 7,191
                                                     ----------
                                                      1,429,317
Less accumulated depreciation                                80
                                                     ----------
                 TOTAL                               $1,429,237
                                                     ==========

         Depreciation is computed on the straight-line method over the estimated useful lives of the depreciable assets. Depreciation expense was $80 for the period ended February 22, 1999. For the period ended February 22, 1999, the Company capitalized interest of approximately $30,190 related to the purchase and renovation of the facility to ready the premise for operations.

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                February 22, 1999



NOTE C - LOANS PAYABLE

The Company has obtained a $300,000 line of credit payable to a bank, guaranteed by the organizers of the Company to pay organizational and pre-opening expenses of the Bank and the Company. As of February 22, 1999, the Company had borrowed $100,000 under this agreement. The line of credit bears interest at the LIBOR rate plus 2.25% (7.493% as of 2/17/99) and varies as LIBOR varies and matures in October 1999. The foregoing line of credit and any unpaid accrued interest will be repaid from the offering proceeds.

         The Company has also obtained a $1,500,000 loan payable to a bank, secured by a building that was purchased with the proceeds. The loan bears interest at a fixed rate of 7.125% per annum. The foregoing loan and unpaid accrued interest are due in April 1999.


NOTE D - INCOME TAXES

        Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The tax effect of the differences that gave rise to a deferred tax asset of $51,615 and corresponding valuation allowance of ($51,615) at February 22, 1999 relate primarily to the capitalization of preoperating start-up costs which are amortized over a five year term from the date operations commence for tax purposes.


NOTE E - COMMITMENTS AND CONTINGENCIES

        The Company has entered into an operating lease for 2,959 square feet of space for its executive offices. The base annual lease payment is $53,262 plus applicable sales tax; increased annually by 4% on the anniversary date of the lease during the initial term on any option period agreed to under the lease. The lease has an initial term of three years and may be renewed for two additional terms of three years. The company has also entered into a thirty-six month lease on the bank's phone system. Lease payments under this lease arrangement are $615 per month.

        Future minimum rental commitments as of February 22, 1999 are as follows:

         Year ending -
           December 31, 1999                                           $ 51,250
           December 31, 2000                                             63,573
           December 31, 2001                                             55,819
           December 31, 2002                                              1,302
                                                                       --------
                                                               TOTAL   $171,944
                                                                       ========

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                February 22, 1999



NOTE F - STOCK OPTIONS AND WARRANTS

         The Board of Directors of the Company intend to adopt an Incentive Stock Option Plan to provide for the issuance of stock options to employees who are contributing significantly to the management or operation of the company. Options will be granted at 100% of the market value of the stock on the date the option is granted. No shares have been reserved for issuance under this plan thus far.

         The Board of Directors of the Company have entered into a Stock Purchase Warrant Agreement in consideration for the organizer's efforts in organizing the Company and the Bank and the attendant personal financial risks assumed by each organizer. The Company intends to issue warrants to purchase two shares of Common Stock for each three shares of Common Stock purchased by each organizer prior to completion of the Offering. Warrants will vest in equal increments over a five year period commencing on the date the Bank opens for business. Warrants will be exercisable at $10.00 per share and will expire 10 years from date of issue. The company has reserved 113,330 shares of its Common Stock for issuance thereunder.


NOTE G - GOING CONCERN

         As shown in the accompanying financial statements, the Company incurred a net loss of $147,472 during the development stage, from June 15, 1998 (date of inception) to February 22, 1999. The ability of the Company to continue as a going concern is dependent on approval from the Office of the Comptroller of the Currency for a National Banking Charter and a successful public offering of the Company's common stock. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                                   APPENDIX A

                               [ESCROW AGREEMENT]



                                  Citizens Bancshares of Southwest Florida, Inc. 3411 Tamiami Trail North, Suite 200
                                  Naples, Florida 34103


                                February 5, 1999


First National Bank of Naples
2150 Goodlette Road
Naples, Florida 34102

Attention:    Garrett S. Richter
              President and CEO

Gentlemen:

         Citizens Bancshares of Southwest Florida, Inc., a Florida corporation (the "Company"), proposes to offer for sale up to 1,200,000 shares of its $.01 par value common stock (the "Common Stock"), which shares shall be registered under the Securities Act of 1933, as amended, by the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission. Shares will be offered at a price of $10.00 each. The minimum subscription per subscriber is 500 shares.

(1) The Company hereby appoints and designates you as Escrow Agent for the purposes set forth herein. By your signature hereto, you acknowledge and accept said appointment and designation and agree to be bound by the terms of this agreement (the "Escrow Agreement"). The Company understands that you, by accepting said appointment and designation, in no way endorse the merits of the offering of the shares described herein. The Company agrees to notify any person acting on its behalf that your position as Escrow Agent does not constitute such an endorsement, and to prohibit said persons from the use of your name as an endorser of such offering. The Company further agrees to allow you to review any sales literature in which your name appears and which is used in connection with such offering.

(2) The Company shall deliver all payments received in purchase of the shares (the "Subscription Funds") to you in the form in which they are received by noon of the next business day after their receipt by the Company, and the Company shall deliver to you within five calendar days copies of written acceptances of the Company for shares in the Company for which the Subscription Funds represent payment. Upon receipt of such written acceptance by the Company, you shall deposit such funds into the escrow account. The Company shall also deliver to you copies of completed Subscription Agreements for each subscriber, along with such subscriber's name, address, number of shares subscribed and social security or taxpayer identification number.

(3) Subscription Funds shall be held and disbursed by you in accordance with the terms of this Agreement.

(4) In the event any Subscription Funds are dishonored for payment for any reason, you agree to orally notify the Company immediately thereof and to confirm same in writing and to return the dishonored Subscription Funds to the Company in the form in which they were delivered to you.

(5)      (a)      As used herein, the term "Total Receipts" shall mean the sum of all Subscription Funds delivered to you pursuant to Paragraph 2 hereof, less all Subscription Funds returned pursuant to Paragraph 4 hereof.

         (b) As used herein, the term "Expiration Date" shall mean the date which marks the 90th day after the date of the Prospectus; provided, however, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the initial period, then the Expiration Date shall mean the date which marks the 180th day after the date of the Prospectus; provided further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the first extension, then the Expiration Date shall mean the date which marks the 270th day after the date of the Prospectus; provided further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the second extension, then the Expiration Date shall mean the date which marks the 360th day after the date of the Prospectus.

(6)      (a)      If Total Receipts equal $10,000,000 on or before the
                  Expiration Date, you shall, on the Closing Date, no later than 10:00 A.M., Eastern Daylight Time, upon receipt of 24-hour written instructions from the Company, remit all amounts representing Subscription Funds, plus any profits or earnings thereon after deducting your fees, if any, held by you pursuant hereto in accordance with such instructions.

         (b) If (i) Total Receipts are less than $10,000,000 as of 5:00 P.M., Eastern Daylight Time on the Expiration Date, or (ii) the offering is canceled by the Company at any time prior to the Expiration Date, then you shall promptly remit to each subscriber at the address set forth in his Subscription Agreement an amount equal to the amount of his Subscription Funds thereunder, adjusted for his allocated share of any net profits earned on the investment of the Subscription Funds as set forth in Paragraph 7, below. The Company hereby agrees to provide to you in writing the specific allocations of net profits attributable to each subscriber hereunder and the names and addresses of each subscriber.

(7) Pending disposition of the Subscription Funds under this Agreement, you are authorized, upon oral instructions, followed in writing, given by Polly M. Rogers, to invest Subscription Funds in Federal Funds, in short-term direct obligations of the United States government, in short-term FDIC or FSLIC insured certificates of deposit, but in any case with maturities of 90 days or less. For purposes of Paragraph 6 above, the specific allocations of net profits attributable to each subscriber shall be determined by the Company as follows: each subscriber's allocated share of earnings on the Subscription Funds, after deducting your fees, if any, shall be that fraction (i) the numerator of which is the dollar amount of such subscriber's accepted subscription multiplied by the number of days between the date of acceptance of the purchaser's subscription and the date of the offering's

** Interest will be paid at the rate of daily Federal Funds less 75 basis points termination, inclusive (the subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate Time Subscription Factors of all purchasers depositing Subscription Funds in the escrow account.

(8) Your obligations as Escrow Agent hereunder shall terminate upon your transferring all funds you hold hereunder pursuant to the terms of Paragraphs (4) through (6) herein, as applicable.

(9) As used herein, "Closing Date" shall mean the third business day following the date of receipt by you of Total Receipts aggregating $10,000,000 and executed Subscription Agreements and copies of written acceptances of the Company in connection therewith.

(10) You shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which you believe to be genuine and what it purports to be.

(11) You shall not be liable for anything which you may do or refrain from doing in connection with this Escrow Agreement, except your own gross negligence or willful misconduct.

(12) You may confer with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or your duties hereunder, and you shall incur no liability and you shall be fully protected in acting in accordance with the opinions and instructions of such counsel. Any and all expenses and legal fees in this regard are payable from the Subscription Funds unless paid by the Company.

(13) In the event of any disagreement between the Company and any other person resulting in adverse claims and demands being made in connection with any Subscription Funds involved herein or affected hereby, you shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any Subscription Funds then held by you under this Agreement, and in so doing you shall be entitled to continue to refrain from acting until (a) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the Subscription Funds involved herein or affected hereby or (b) all differences shall have been adjusted by agreement and you shall have been notified in writing of such agreement signed by the parties thereto. In the event of such disagreement, you may, but need not, tender into the registry or custody of any court of competent jurisdiction all money or property in your hands under the terms of this Agreement, together with such legal proceedings as you deem appropriate and thereupon to be discharged from all further duties under this Escrow Agreement. The filing of any such legal proceeding shall not deprive you of your compensation earned prior to such filing. You shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve you in any cost, expense, loss or liability unless indemnification shall be furnished.

(14) You may resign for any reason, upon thirty days written notice to the Company. Upon the expiration of such thirty day notice period, you may deliver all Subscription Funds and copies of Subscription Agreements in your possession under this Escrow Agreement to any successor Escrow Agent appointed by the Company, or if no successor Escrow Agent has been appointed, to any court of competent jurisdiction. Upon either such delivery, you shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way change the terms of paragraphs 12 and 13 affecting reimbursement of expenses, indemnity and fees. You shall have the right to deduct from the Subscription Funds transferred to any successor Escrow Agent any outstanding and unpaid expenses or fees.

(15) You agree to charge your customary and normal fee for your services hereunder. A copy of the current schedule is attached hereto. The fee schedule may be modified from time to time. The acceptance fee and expenses shall be paid in advance or at closing by the Company. Any subsequent fees and expenses will be paid by the Company upon receipt of invoice.

(16) All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, to the respective addresses set forth herein. You shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition, unless you have actually received written notice thereof from the Company or its authorized representative clearly referring to this Escrow Agreement.

(17) The rights created by this Escrow Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon the successors and assigns of you and the parties hereto. Notwithstanding the foregoing, the Company may not assign its rights hereunder without your prior written consent.

(18) This Escrow Agreement shall be construed and enforced according to the laws of the State of Florida.

(19) This Escrow Agreement shall terminate and you shall be discharged of all responsibility hereunder at such time as you shall have completed your duties hereunder.

(20) This Escrow Agreement may be executed in several counterparts, which taken together shall constitute a single document.

(21) This Escrow Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the transactions described herein and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto. Further, this Escrow Agreement may only be amended by a written amendment signed by the parties hereto.

(22) If any provision of this Escrow Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

(23) The Company shall provide you with its Employer Identification Number as assigned by the Internal Revenue Service. Additionally, the Company shall complete and return to you any and all tax forms or reports required to be maintained or obtained by you. In the event that Subscription Funds are returned to subscribers pursuant to paragraph 6 hereof, you shall, based upon the information available to you, file with the Internal Revenue Service and send to each subscriber a Form 1099-INT with respect to contributions of interest to subscribers. All interest or other income earned under this Escrow Agreement which is payable to the Company pursuant to paragraph 6 hereof shall be allocated and paid as directed by the Company and reported to the Internal Revenue Service as having been so allocated and paid.

(24) Your signature hereto is your consent that a signed copy hereof may be filed with the various regulatory authorities of the State of Florida and with any Federal Government agencies or regulatory authorities.

         Please indicate your acceptance of this Agreement by executing a copy of this letter and returning it to the undersigned.

                                          Respectfully,

                                          CITIZENS BANCSHARES OF
                                          SOUTHWEST FLORIDA, INC.


                                          By:  /s/ Polly M. Rogers
                                             -----------------------------------
                                               Polly M. Rogers, President


Attest:





-------------------------
         (CORPORATE SEAL)

                                          ACCEPTED AND AGREED:

                                          First National Bank of Naples


                                          By:  /s/ Garrett Richter
                                             -----------------------------------
                                          Name:    Garrett S. Richter
                                          Title:   President & CEO

                                   APPENDIX B

                 CITIZENS BANCSHARES OF SOUTHWEST FLORIDA, INC.
                             SUBSCRIPTION AGREEMENT



To:      Citizens Bancshares of Southwest Florida, Inc.
         3411 Tamiami Trail North, Suite 200
         Naples, Florida 34103

Gentlemen:

         You have informed me that Citizens Bancshares of Southwest Florida, Inc. (the "Company"), is offering up to 1,200,000 shares of its $.01 par value Common Stock (the "Common Stock") at a price of $10.00 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus"). In addition, you have informed me that the minimum subscription is 500 shares.

                  i. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "First National Bank of Naples, Escrow Agent for Citizens Bancshares of Southwest Florida, Inc." or any other consideration satisfactory to the Company (the "Funds"), representing the payment of $10.00 per share for the number of shares of the Common Stock indicated below.

                  ii. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten business days after receipt of this subscription. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

                  iii. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus and agrees to be bound by the terms of this Agreement and the Escrow Agreement.

                  iv. REVOCATION. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn by him or her. Therefore, until the earlier of the expiration of five business days after receipt by the Company of this Subscription Agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw this subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this Section 4, he or she shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death or disability of the undersigned.

By executing this Subscription Agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

         Please fill in the information requested below, make your check payable to "First National Bank of Naples, Escrow Agent for Citizens Bancshares of Southwest Florida, Inc." and mail the Subscription Agreement, the Stock Certificate Registration Instructions and your check to the attention of Polly
M. Rogers, President, Citizens Bancshares of Southwest Florida, Inc., 3411 Tamiami Trail North, Suite 200, Naples, Florida 34103.



------------------------                 --------------------------------------
No. of Shares Subscribed                 (Signature of Subscriber)

$
 -----------------------                 --------------------------------------
Funds Tendered ($10.00                   Name (Please Print or Type)
per share subscribed)

                                         Date:
                                              ----------------------------------

                                         Phone Number:

                                                                          (Home)
                                         ---------------------------------


                                                                        (Office)
                                         -------------------------------

                                         Residence Address:

                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                         City, State and Zip Code


                                         ---------------------------------------
                                         Social Security Number or other
                                         Taxpayer Identification Number

                   STOCK CERTIFICATE REGISTRATION INSTRUCTIONS



Name _________________________________________


Additional Name if Tenant in Common or Joint Tenant ____________________________


Mailing Address: _________________________________________

                 _________________________________________

                 _________________________________________



Social Security Number or  other Taxpayer Identification Number ________________

Number of Shares to be registered in above name(s): _____________

Legal form of ownership:

___ Individual                                            ___ Joint Tenants with Rights of Survivorship
___ Tenants in Common                                     ___ Uniform Gift to Minors
___ Other _____________________

                       INFORMATION AS TO BANKING INTERESTS

1. As a prospective shareholder I would be interested in the following services checked below:

                                                                              PERSONAL                 BUSINESS
        (a)     Checking Account                                                 ___                      ___
        (b)     Savings Account                                                  ___                      ___
        (c)     Certificates of Deposit                                          ___                      ___
        (d)     Individual Retirement Accounts                                   ___                      ___
        (e)     Checking Account Overdraft Protection                            ___                      ___
        (f)     Consumer Loans (Auto, etc.)                                      ___                      ___
        (g)     Commercial Loans                                                 ___                      ___
        (h)     Equity Line of Credit                                            ___                      ___
        (i)     Mortgage Loans                                                   ___                      ___
        (j)     Revolving Personal Credit Line                                   ___                      ___
        (k)     Safe Deposit Box                                                 ___                      ___
        (l)     Automatic Teller Machines (ATM's)                                ___                      ___

2.       I would like our new bank to provide the following additional services:

        (a)

        (b)

                               FORM OF ACCEPTANCE




                                  Citizens Bancshares of Southwest Florida, Inc. 3411 Tamiami Trail North, Suite 200
                                  Naples, Florida 34103


                                     [Date]


To:  [Subscriber]




Dear Subscriber:

         Citizens Bancshares of Southwest Florida, Inc. (the "Company") acknowledges receipt of your subscription for _____ shares of its $.01 par value common stock and your check for $__________.

         The Company hereby accepts your subscription for the purchase of _____ shares of its common stock, at $10.00 per share, for an aggregate of $__________, effective as of the date of this letter.

         Your stock certificate(s) representing shares of common stock duly authorized and fully paid will be issued to you as soon as practicable after all subscription funds are released to the Company from the subscription escrow account, all as described in the Subscription Agreement executed by you and in the prospectus furnished to you. In the event that (i) the offering is canceled, or (ii) the minimum number of subscriptions (1,000,000 shares) is not obtained, or (iii) the Company shall not have received approval from the Federal Reserve Board to become a bank holding company, or (iv) Citizens National Bank of Southwest Florida shall not have received approval for deposit insurance from the Federal Deposit Insurance Corporation, your subscription funds will be returned to you, adjusted for net profits from the investment of such funds, if any, as described in the prospectus.

         If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of common stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten days of the date hereof.

                                          Respectfully,

                                          CITIZENS BANCSHARES OF
                                          SOUTHWEST FLORIDA, INC.



                                          By:
                                             -----------------------------------
                                             Polly M. Rogers, President

================================================================================
THE ONLY INFORMATION AUTHORIZED BY CITIZENS BANCSHARES REGARDING THIS OFFERING IS CONTAINED IN THIS PROSPECTUS. ANY OTHER STATEMENTS OR REPRESENTATIONS MADE TO YOU BY A DEALER, SALESMAN, ORGANIZER OF CITIZENS BANCSHARES, OR ANY OTHER INDIVIDUAL MUST NOT BE RELIED UPON AS BEING AUTHORIZED BY CITIZENS BANCSHARES. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF MAY 19, 1999.

THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT
SEEKING AN OFFER TO BUY SECURITIES OF CITIZENS
BANCSHARES IN ANY JURISDICTION WHERE THE OFFER
OR SALES ARE NOT PERMITTED.

                           ---------------------------


                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

Prospectus Summary................................................................................................1
Risk Factors......................................................................................................3
The Company.......................................................................................................7
Terms of the Offering.............................................................................................7
Use of Proceeds..................................................................................................11
Dividend Policy..................................................................................................13
Management's Discussion and Analysis
   of Financial Condition and
   Results of Operations.........................................................................................13
Business of Citizens Bancshares..................................................................................13
Business of Citizens Bank........................................................................................14
Supervision and Regulation.......................................................................................21
Management.......................................................................................................25
Security Ownership of Certain Beneficial
   Owners and Management.........................................................................................31
Certain Transactions.............................................................................................31
Description of Capital Stock.....................................................................................31
Limitations on Liability and Indemnification
   of Officers and Directors.....................................................................................34
Legal Proceedings................................................................................................35
Legal Matters....................................................................................................35
Experts..........................................................................................................35
Additional Information...........................................................................................36
Index to Financial Statements...................................................................................F-1
Appendix A - Escrow Agreement
Appendix B - Subscription Materials




                           ---------------------------

UNTIL AUGUST 17, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS,




                        1,200,000 SHARES OF COMMON STOCK
                     113,330 COMMON STOCK PURCHASE WARRANTS




                                    CITIZENS
                                  BANCSHARES OF
                                    SOUTHWEST
                                  FLORIDA, INC.


                           A Bank Holding Company for


                            CITIZENS NATIONAL BANK OF
                                SOUTHWEST FLORIDA


                            A Proposed National Bank





                                  COMMON STOCK





                           ---------------------------

                                   PROSPECTUS

                           ---------------------------













                                  May 19, 1999


================================================================================